UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Commerce Bancshares, Inc.

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March 12, 2014
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of the Shareholders of Commerce Bancshares, Inc. The meeting will be held at 9:30 a.m. on April 16, 2014, in the Amphitheater on level two of the Ritz-Carlton, St. Louis, 100 Carondelet Plaza, Clayton, Missouri.
The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.
If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting please sign, date and return your enclosed proxy card(s) or vote over the phone or Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy anytime before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to change or revoke your proxy on page 3 of this Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.
Sincerely,
DAVID W. KEMPER
Chairman of the Board and
Chief Executive Officer

Notice of Annual Meeting of Shareholders of
Commerce Bancshares, Inc.

Date:	April 16, 2014

Time:	9:30 a.m., Central Daylight Time

Place:	The Amphitheater on level two of the Ritz-Carlton, St. Louis, 100 Carondelet Plaza, Clayton, Missouri

Purposes:	1. To elect four directors to the 2017 Class for a term of three years;

2. To ratify the selection of KPMG LLP as the Company's independent registered public accountant for 2014;

3. Advisory approval of the Company's executive compensation (“Say on Pay”);

4. To approve the amendment of the Company's Articles of Incorporation to increase the number of shares of authorized common stock; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who Can Vote:
Shareholders at the close of business February 18, 2014 are entitled to vote at the meeting. If your shares are registered in the name of a bank or brokerage firm, telephone or Internet voting will be available to you only if offered by your bank or broker and such procedures are described on the voting form sent to you.

How You Can Vote:
You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope; or, you may vote over the telephone or the Internet as described on the enclosed proxy card.

By Authorization of the Board of Directors,
THOMAS J. NOACK
Secretary
March 12, 2014

Important Notice regarding the availability of proxy materials for the
Shareholder Meeting to be held on April 16, 2014
The Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/CBSH

The Proxy Statement and Annual Report to Shareholders are also available on the
Company’s website at www.commercebank.com/ir

Your Vote Is Important. Whether You Own One Share or Many, Your Prompt Cooperation in Voting Your Proxy Is Greatly Appreciated.

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PROXY STATEMENT

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT	41
APPENDIX A -- PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK - ARTICLE III	A-1

PROXY STATEMENT
COMMERCE BANCSHARES, INC.
1000 Walnut Street
Kansas City, Missouri 64106
Annual Meeting April 16, 2014
SOLICITATION
This Proxy Statement, the accompanying proxy card and the 2013 Annual Report to Shareholders of Commerce Bancshares, Inc. (the “Company” or “Commerce”), are first being sent to security holders on or about March 12, 2014. The Board of Directors of the Company (the "Board" or “Board of Directors”) is soliciting your proxy to vote your shares at the Annual Meeting of Shareholders (the “Meeting”) on April 16, 2014. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.
What is a Proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving David W. Kemper and Jonathan M. Kemper, who were appointed by the Board, the authority to vote your shares in the manner you indicate on your proxy card.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker, banker, trustee or nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, firm or bank, trustee, or nominee, and you will return your proxy card or cards to your broker, bank, trustee or nominee. You should vote on and sign each proxy card you receive.
VOTING INFORMATION
Who is qualified to vote?
You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock, $5.00 par value, of the Company ("Common Stock") at the close of business on our record date of Tuesday, February 18, 2014.
How many shares of Common Stock may vote at the Meeting?
As of February 18, 2014, there were 95,960,776 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.
What is the difference between a “shareholder of record” and a “street name” holder?
These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
How do I vote my shares?
If you are a “shareholder of record,” you have several choices. You can vote your proxy:

•	by mailing the enclosed proxy card,

•	over the telephone, or

•	via the Internet.
Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a Shareholder.

If you hold your shares in “street name,” your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?
If you are a “shareholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must return the original proxy received from your broker, banker, trustee or nominee and obtain a new proxy from your broker, banker, trustee or nominee, specifically giving you the right to vote the shares at the Meeting.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal One	FOR the election of all four nominees for the 2017 Class of Directors with terms expiring at the 2017 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2014.

Proposal Three (Say on Pay)	FOR the approval of the Company's executive compensation.

Proposal Four	FOR the approval of the amendment of the Company's Articles of Incorporation to increase the number of shares of authorized common stock.
What are my choices when voting?

Proposal One	You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.

Proposal Two	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.

Proposal Three	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.

Proposal Four	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.
How would my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies will vote your shares as follows:

Proposal One	FOR the election of all four nominees for the 2017 Class of Directors with terms expiring at the 2017 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2014.

Proposal Three	FOR the approval of the Company's executive compensation.

Proposal Four	FOR the approval of the amendment of the Company's Articles of Incorporation to increase the number of shares of authorized common stock.
How are votes withheld, abstentions and broker non-votes treated?
If your shares are held in street name, unless you provide voting instructions to your broker, bank, trustee, or other nominee, your shares will not be voted on Proposals One, Three, or Four, and those unvoted shares are referred to as broker non-votes. In the election of directors, broker non-votes will be considered solely for quorum purposes and are not counted for the election of directors; withheld votes will be treated as votes against a director. On Proposal Two (ratification of the appointment of KPMG LLP), your broker, bank, trustee, or other nominee may exercise its discretion and vote on Proposal Two. On Proposal Three (approval of the Company's executive compensation), abstentions will be treated as votes against such matters and broker non-

votes will be treated as not entitled to vote and have no effect on the outcome. On Proposal Four (approval of the amendment of the Company's Articles of Incorporation) abstentions and broker non-votes will have the effect of a vote against the proposal.
Can I change my vote after I have mailed in my proxy card?
You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•
by delivery of a later-dated proxy (including a telephone or Internet vote) and submitting it so that it is received prior to the Meeting in accordance with the instructions included on the proxy card(s); or

•
by attending the Annual Meeting and voting your shares in person. If your shares are held in street name and you want to vote your shares at the Annual Meeting, you must obtain a legal proxy in your name from the broker, bank, trustee, or other nominee that holds your shares as of the record date, which is February 18, 2014.

What vote is required to approve each proposal?
Proposal One requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.
Proposal Two requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.
Proposal Three requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting. The vote on Proposal Three is a non-binding advisory vote.
Proposal Four requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon.
Who will count the votes?
Representatives from Computershare Trust Company, N.A., our transfer agent, will count the votes and provide the results to the Inspectors of Election who will then tabulate the votes at the meeting.
Who pays the cost of a proxy solicitation?
The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile transmission or via email by regular employees of the Company. Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, has been retained by the Company, at an estimated cost of $9,000 plus reasonable out-of-pocket expenses, to aid in the solicitation of proxies. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so. This Proxy Statement and proxy will be first sent to security holders on or about March 12, 2014.
Is this Proxy Statement the only way that proxies are being solicited?
No. As stated above, the Company has retained Morrow & Co., LLC to aid in the solicitation of proxy materials. In addition to mailing these proxy materials, certain directors, officers or employees of the Company may solicit proxies by telephone, facsimile transmission, e-mail or personal contact. They will not be compensated for doing so.
If you have any further questions about voting your shares or attending the Meeting, please call the Company’s Secretary, Thomas J. Noack, at 314-746-7352.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security ownership of certain beneficial owners:
This table includes each person known to be the beneficial owner of 5% or more of the Company’s outstanding Common Stock as of December 31, 2013. Under applicable Securities and Exchange Commission Rules, beneficial ownership of shares includes shares as to which a person has or shares voting power and/or investment power.

Name and Address of Beneficial Owner	Number of shares		Percent of Class
Commerce Bank	9,635,679	(1)(2)	10.0
1000 Walnut Street Kansas City, Missouri 64106
State Street Corporation	6,322,501	(3)	6.6
One Lincoln Street Boston, MA 02111
American Century Investment Management, Inc., American Century Companies, Inc. and Stowers Institute for Medical Research	5,640,056	(4)	5.9
4500 Main Street Kansas City, MO 64111
The Vanguard Group	5,220,888	(5)	5.4
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	5,216,409	(6)	5.4
40 East 52nd Street New York, NY 10022
_______________________________________

(1)
These shares represent the beneficial ownership of the Company’s Common Stock held in various trust capacities. Of those shares Commerce Bank had (i) sole voting power over 4,951,252 shares; (ii) shared voting power over 4,410,270 shares; (iii) sole investment power over 3,631,420 shares; and (iv) shared investment power over 1,281,470 shares.

(2)
Those shares for which Commerce Bank has shared voting power include 3,645,260 shares held as Trustee for the Commerce Bancshares, Inc. Participating Investment Plan (the “Plan”), a 401(k) plan established for the benefit of the Company’s employees. Pursuant to the Plan, participants are entitled to direct the Trustee with regard to the voting of each participant’s shares held in the Plan. As to any shares for which no timely directions are received, the Trustee will vote such shares in accordance with the direction of the Company.

(3)
This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 3, 2014. Based upon the information contained in the filing, State Street Corporation has shared voting and dispositive power with respect to, and beneficially owns, 6,322,501 shares of the Company’s Common Stock.

(4)
This information is based solely on an amended Schedule 13G filed with the SEC on February 13, 2014. Based upon the information contained in the filing, American Century Investment Management, Inc., American Century Companies, Inc. and Stowers Institute for Medical Research each have sole voting power and dispositive power with respect to 5,532,320 and 5,640,056 shares, respectively, and beneficially own 5,640,056 shares of the Company’s Common Stock.

(5)
This information is based solely on a Schedule 13G filed with the SEC on February 12, 2014. Based upon the information contained in the filing, The Vanguard Group has sole voting and dispositive power with respect to 49,250 and 5,176,617 shares, respectively, shared dispositive power with respect to 44,271 shares, and beneficially owns 5,220,888 shares of the Company’s Common Stock.

(6)
This information is based solely on a Schedule 13G filed with the SEC on January 28, 2014. Based upon the information contained in the filing, BlackRock, Inc. has sole voting and dispositive power with respect to 4,831,306 and 5,216,409 shares, respectively, and beneficially owns 5,216,409 shares of the Company’s Common Stock.

Security ownership of management:
The following information pertains to the Common Stock of the Company beneficially owned, directly or indirectly, by all directors and nominees for director, the executive officers named in the Summary Compensation Table, and by all directors, nominees and executive officers of the Company as a group as of December 31, 2013.

Name of Beneficial Owner	Number of shares		Percent of Class
Kevin G. Barth	154,619	(2)	*
Terry D. Bassham	808		*
John R. Capps	16,063		*
Earl H. Devanny, III	4,061		*
W. Thomas Grant, II	16,283		*
James B. Hebenstreit	60,878		*
	128,658	(6)
David W. Kemper	1,280,814	(2)	2.9
	119,811	(1)
	222,663	(3)
	1,213,825	(4)
	384	(5)
John W. Kemper	30,833		*
	31,279	(1)
	222,663	(3)
Jonathan M. Kemper	1,555,705	(2)(4)	2.2
	363,174	(1)
	222,663	(3)
Charles G. Kim	105,945	(2)	*
Terry O. Meek	53,987		*
Benjamin F. Rassieur, III	19,496		*
Todd R. Schnuck	3,593		*
Andrew C. Taylor	35,035		*
Kimberly G. Walker	6,525		*
All directors, nominees and executive officers as a group (including those listed above)	4,715,666	(2)	4.9
_______________________________________

(1)	Shared voting power and investment power.

(2)
Includes shares which could be acquired within 60 days by exercise of options or stock appreciation rights (SARs). Shares acquired by exercise of SARs were computed on a net basis, assuming the rights were exercised at a price equal to the fair market value of the Common Stock at December 31, 2013. Shares which could be acquired within 60 days by exercise of options or SARs are as follows: Messrs. Kevin G. Barth — 39,303; David W. Kemper — 57,658; Jonathan M. Kemper — 150,443; Charles G. Kim — 16,038; and all directors, nominees and executive officers as a group (including those listed above) — 408,107.

(3)
Owned by a corporation for which Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper are shareholders and serve as directors. Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper disclaim beneficial ownership of such shares, other than to the extent of their pecuniary interests.

(4)	Includes 1,213,825 shares of which Mr. Jonathan M. Kemper is the beneficial owner, but shares voting power with Mr. David W. Kemper.

(5)	Shared voting power.

(6)	Owned by a corporation for which Mr. Hebenstreit serves as President. Mr. Hebenstreit disclaims beneficial ownership of these shares, other than to the extent of his pecuniary interest.

*	Less than 1%

PROPOSAL ONE

ELECTION OF THE 2017 CLASS OF DIRECTORS
Composition of the Board
The full Board consists of twelve Directors. The Board is divided into three classes consisting of four Directors per class. The Directors in each class serve a three-year term. The term of each class expires at successive annual meetings so that the shareholders elect one class of Directors at each annual meeting.
The election of four Directors to the 2017 Class will take place at the Meeting. At its meeting on January 31, 2014, the Board approved the recommendation of the Committee on Governance/Directors that four 2017 Class Directors be elected for a three-year term.
If elected, the four 2017 Class Director nominees will serve on the Board until the Annual Meeting in 2017, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the four nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for such other person(s) recommended by the Company’s Board of Directors. Management has no reason to believe that any of the four nominees for election named below will be unable to serve.

The Board of Directors Recommends that Shareholders Vote FOR All Four Nominees Listed Below

Nominees For Election of the 2017 Class of Directors:

John R. Capps
Age:	63
Director Since:	January 2000
Committees:	Audit Committee
Principal Occupation:	Vice President of BCJ Motors, Inc. (since 2011)
Other Directorships:	None
Discussion:
Mr. Capps, a graduate of Stanford University, created a group of automobile dealership franchises in St. Louis County, Missouri that was acquired by Asbury Automotive Group in 1997. Mr. Capps stayed active in the acquiring company through its initial public offering. In 2011, Mr. Capps left Asbury Automotive Group to operate a new automotive dealership under BCJ Motors, Inc. Mr. Capps gives the Board a direct insight into a major line of business for the Company. He is active in the community and currently serves as a board member of St. Louis Priory School, St. Louis Children’s Hospital Foundation, the St. Louis Zoo, and Backstopper’s.

W. Thomas Grant, II
Age:	63
Director Since:	June 1983
Committees:	Compensation and Human Resources Committee; and Committee on Governance/Directors
Principal Occupation:	President of SelectQuote Senior Insurance Services (since January 2011)
Other Directorships:	SelectQuote Senior Insurance Services (since November 2009)
Discussion:
Mr. Grant served as a Consultant of Quest Diagnostics from 2007-2010, Chief Executive Officer of LabOne, Inc. from 1995 through the sale of the company to Quest Diagnostics in 2005, where he served as Senior Vice President until 2007. During his tenure, the company grew from a market capitalization of less than $80 million to $934 million at the time of sale. Prior to LabOne, Mr. Grant was the Chairman, President and Chief Executive Officer at Seafield Capital Corporation, a healthcare holding company, from 1990 to1995. From 1986 to 1990, he served as Chief Executive Officer of Business Men's Assurance Company, an insurance company. Mr. Grant received a Bachelor's degree in History from the University of Kansas and a Master's degree in Business Administration from the Wharton School of Finance, University of Pennsylvania, and brings to the Board an insight into the insurance and healthcare industries.

James B. Hebenstreit
Age:	67
Director Since:	October 1987
Committees:	Audit Committee; Committee on Governance/Directors (Chairman); and Executive Committee
Principal Occupation:	Chief Executive Office (since 2005) and President (since 1992) of Bartlett and Company
Other Directorships:	None
Discussion:
Mr. Hebenstreit graduated from Harvard College and has an M.B.A. from Harvard University. Mr. Hebnstreit has a wealth of experience in the financial industry, having served as Chief Financial Officer of the Company and as President of the Company’s venture capital firm in the 1980’s. As President of Bartlett and Company, Mr. Hebenstreit provides insight into the agricultural industry that has long been a major focus of business for the Company.

David W. Kemper
Age:	63
Director Since:	February 1982
Committees:	Executive Committee (Chairman)
Principal Occupation:
Chairman of the Board and Chief Executive Officer of the Company; and Chairman of the Board and Chief Executive Officer of Commerce Bank - David W. Kemper is the brother of Jonathan M. Kemper, Vice Chairman of the Company and the father of John W. Kemper, President and Chief Operating Officer of the Company.

Other Directorships:	Commerce Bank; Tower Properties Company; The Crawford Group, Inc.; and Advisory Director of Bunge North America
Discussion:
Mr. Kemper has been the Chairman and CEO of the Company since 1991 and was President of the Company from 1982 until February, 2013. He graduated cum laude from Harvard College, earned a masters degree in English literature from Oxford University, and an M.B.A. from the Stanford Graduate School of Business. He is the Past President of the Federal Advisory Council to the Federal Reserve Board. Mr. Kemper is active in the St. Louis community, serving as a board member of Washington University in St. Louis, the Missouri Botanical Garden, the St. Louis Art Museum, the Donald Danforth Plant Science Center, and a member of Civic Progress in St. Louis. Mr. Kemper brings to the Board a thorough understanding of the financial industry and an appreciation of the values upon which the Company was founded.

The following information is provided with respect to the directors who are continuing in office for the respective periods and until their successors are elected and qualified.

2016 Class of Directors

Earl H. Devanny, III
Age:	61
Director Since:	April 2010
Committees:	Compensation and Human Resources Committee (Chairman); and Committee on Governance/Directors
Principal Occupation:	Retired (since May 2013) Chairman, CEO, and President of TriZetto Group
Other Directorships:	None
Discussion:
Mr. Devanny is a former advisory director of Commerce Bank and has extensive experience with regulated industries. Mr. Devanny holds a Bachelor of Arts degree in English from the University of the South (Sewanee). Mr. Devanny served as the CEO of The TriZetto Group from July 2010 to May 2013. Prior to The TriZetto, Mr. Devanny was President of Cerner Corporation from August 1999 to July 2010. This experience brings a professional insight into the healthcare industry, one of the Company's most important target industries for financial services.

Benjamin F. Rassieur, III
Age:	59
Director Since:	August 1997
Committees:	Audit Committee (Chairman); Committee on Governance/Directors; and Executive Committee
Principal Occupation:	President of Paulo Products Company (since August 1987)
Other Directorships:	None
Discussion:
Mr. Rassieur is President of a successful, private company that performs heat treating and metal finishing at five plants in three states. His business provides a leading indicator of general economic conditions. Mr. Rassieur graduated cum laude from Amherst College with a degree in economics. He has been a director of Commerce Bank and has been a long time member of the Company’s Audit Committee, and is the current Chairman of the Audit Committee. His community involvement includes being a founding member of the Corporate Committee of the Juvenile Diabetes Foundation.

Todd R. Schnuck
Age:	55
Director Since:	April 2010
Committees:	Audit Committee
Principal Occupation:	President (since 2006) and Chief Operating Officer (since 2009) of Schnuck Markets, Inc. (prior to 2006 served as Chief Financial Officer)
Other Directorships:	None
Discussion:
As President and Chief Operating Officer of Schnuck Markets, Inc., Mr. Schnuck brings to the Board a unique perspective from a consumer driven industry that faces many of the same issues that we face, such as selection of retail locations, geographic expansion, and customer loyalty. With stores in Missouri, Illinois, Indiana, Iowa and Wisconsin, Schnuck Markets, Inc. operates in much of the same footprint as the Company. A graduate of the University of Virginia with an M.B.A. from Cornell, Mr. Schnuck had several years' experience in the investment banking profession before joining the family-owned business and serving as its Chief Financial Officer prior to his current position. Mr. Schnuck has previously served as an advisory director of Commerce Bank.

Andrew C. Taylor
Age:	66
Director Since:	February 1990
Committees:	Committee on Governance/Directors; and Executive Committee
Principal Occupation:	Executive Chairman (since 2001) of Enterprise Holdings, Inc. (formerly known as Enterprise Rent-A-Car)
Other Directorships:	None
Discussion:
Mr. Taylor has led Enterprise Holdings and its operating subsidiaries (collectively “Enterprise”), to the position of the largest rental car provider in America. He has public company board experience and is actively engaged in community service and philanthropic activities in the St. Louis area. His company is ranked high in customer satisfaction and as a place to work and start a career. Mr. Taylor is also the Executive Chairman of Enterprise Fleet Management, Inc., which leases over 260,000 vehicles to small and medium sized business. Managing credit risk is an important component of this business. Mr. Taylor is a graduate of the University of Denver with a degree in business administration.

2015 Class of Directors

Terry D. Bassham
Age:	53
Director Since:	February 2013
Committees:	Audit Committee
Principal Occupation:	Chairman of the Board, Chief Executive Officer and President of Great Plains Energy, KCP&L and Greater Missouri Operations (since June 2012)
Other Directorships:	Great Plains Energy, Inc. (since June 2012)
Discussion:
Prior to his election as its Chairman of the Board, Mr. Bassham served as CEO (since June 2012), President and Chief Operating Officer of Great Plains Energy, KCP&L, and Greater Missouri Operations from 2011-2012. Mr. Bassham originally served as KCP&L Executive Vice President of Finance and Strategic Development and more recently as Executive Vice President of Utility Operations. He graduated from the University of Texas-Arlington and earned a Juris Doctor degree from St. Mary's University Law School in San Antonio, Texas. Mr. Bassham previously practiced as a regulatory attorney and has served as an advisory director of the Company's banking subsidiary in Kansas City. He is active in the Kansas City area community and currently serves as a board member of the Kansas City Symphony, the Guadalupe Center, United Way of Greater Kansas City, the Greater Kansas City Chamber of Commerce, Urban Neighborhood Initiative, Linda Hall Library, Civic Council of the Greater Kansas City, Win/Win and the Electric Industry Group. Mr. Bassham brings to the Board an inside perspective of the energy industry, and experience in a highly regulated industry with a publicly traded company.

Jonathan M. Kemper
Age:	60
Director Since:	February 1997
Committees:	Executive Committee
Principal Occupation:
Vice Chairman of the Company and Vice Chairman of Commerce Bank  (subsidiary of the Company) since 1997. Jonathan M. Kemper is the brother of David W. Kemper, Chairman of the Board and Chief Executive Officer of the Company and the uncle of John W. Kemper, President and Chief Operating Officer of the Company.

Other Directorships:	Commerce Bank; and Tower Properties Company (Non-Executive Chairman since April 2005)
Discussion:
Mr. Kemper has executive responsibilities for the Capital Markets Group business lines, and for Company operations and information technology. After graduating from Harvard, Mr. Kemper remained to receive an M.B.A. from Harvard University's Graduate School of Business. Prior to working for the Company, Mr. Kemper held various positions in the financial industry in New York and Chicago, including positions with Citicorp, the Federal Reserve Bank of New York, and M. A. Schapiro and Company. Mr. Kemper currently serves on the Federal Advisory Council to the Federal Reserve Board. Mr. Kemper is involved in several community and business organizations in addition to his responsibilities at the Company. Mr Kemper is a recognized community leader in one of the Company's largest markets and also brings expertise in current and emerging technologies to the Board.

Terry O. Meek
Age:	70
Director Since:	April 1989
Committees:	Compensation and Human Resources Committee
Principal Occupation:	President of Meek Lumber Yard, Inc. (since March 1975)
Other Directorships:	None

Discussion:
Mr. Meek is a University of Notre Dame graduate with a degree in finance. As a resident of Springfield, Missouri, Mr. Meek brings a perspective from one of the Company’s mid-sized markets. Mr. Meek’s business experience includes responsibility for thirty retail lumber yards in Missouri and northwestern Arkansas, and includes operating lumber yards in northern California and Nevada. Mr. Meek’s business experience also offers a unique perspective on the housing industry.

Kimberly G. Walker
Age:	55
Director Since:	February 2007
Committees:	Audit Committee
Principal Occupation:	Chief Investment Officer, Washington University in St. Louis (since November 2006)
Other Directorships:	None
Discussion:
Ms. Walker holds an M.B.A. in finance, with distinction, from the University of Michigan, an M.A. in economics from Washington University in St. Louis, and a B.A. in economics and public administration from Miami University of Ohio, where she graduated magna cum laude. Ms. Walker also holds the Chartered Financial Analyst designation. She has extensive experience in institutional asset management and has knowledge of internal controls and audit committee functions.

“Other Directorships,” both for nominees and those continuing in office, includes directorships at any public company or registered investment company during the previous five years.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted guidelines on significant corporate governance matters that, together with the Company’s Code of Ethics and other policies, create the corporate governance standards for the Company. You may view the Corporate Governance Guidelines on the Company’s website at www.commercebank.com/governance. At the same location on the website, you will find the Code of Ethics, the Code of Ethics for Senior Financial Officers, the Related Party Transaction Policy, the Corporate Social Responsibility Report, and the charters of the Audit Committee, Committee on Governance/Directors and the Compensation and Human Resources Committee.
Each Director and all executive officers are required to complete annually a Director and Executive Officer Questionnaire (“Questionnaire”). The information contained in the responses to the Questionnaire is used, in part, to determine director independence and identify material transactions with the Company in which a Director or executive officer may have a direct or indirect material interest.
Shareholder Communications
The Board has not adopted a formal policy for shareholder communications. However, the Company has a longstanding practice that shareholders may communicate with the Board or any individual director through the Secretary of the Company. The Secretary will forward all such communications to the Board or any individual director. The Secretary will not forward any communications that: (i) constitute commercial advertising of products; (ii) contain offensive language or material; (iii) are not legible or coherent; or (iv) are in the nature of customer complaints that can be handled by Company management.
Director Independence
In accordance with the rules of the NASDAQ Stock Market LLC (“NASDAQ”), the Board, on the recommendation of the Committee on Governance/Directors, determines the independence of each Director and nominee for election as a Director. The Committee on Governance/Directors applies the definition of “independent director” adopted by NASDAQ to information derived from responses to the Questionnaire and from research of the Company’s records provided by the General Counsel, Controller and Auditor of the Company. The Board, on the basis of the recommendation of the Committee on Governance/Directors, determined that the following non-employee Directors of the Company and Director nominees are independent:

Terry D. Bassham	Terry O. Meek
John R. Capps	Benjamin F. Rassieur, III
Earl H. Devanny, III	Todd R. Schnuck
W. Thomas Grant, II	Andrew C. Taylor
James B. Hebenstreit	Kimberly G. Walker
Based on the NASDAQ definition of “independent director,” the Board determined that David W. Kemper and Jonathan M. Kemper as employed executive officers of the Company are not independent.
Board Meetings
The Board held four regularly scheduled meetings and no special meetings in 2013. In conjunction with scheduled meetings, the Board regularly meets in Executive Session without the presence of any non-independent employee directors. All Directors attended at least 75% of the Board and Committee meetings on which they served in 2013. It is the policy of the Company that Directors attend the Annual Meeting of shareholders. All the Directors attended the 2013 Annual Meeting of Shareholders on April 17, 2013.
Board Leadership Structure and Risk Oversight
David W. Kemper serves as both principal executive officer and chairman of the Board. Combining the principal executive officer position with the chairmanship of the board was established in the Company’s original governing documents. Until February 8, 2013, under the Company’s Bylaws, the Chairman of the Board was the chief executive officer of the Company by definition. The incorporators of the Company believed in establishing direct accountability to the shareholders for the chief executive who is responsible for the day to day decisions that affect the Company’s value. A combined Chairman and CEO avoids potential conflicts between incumbents, establishes accountability, and has the added advantage of eliminating additional compensation expense that would result from separating these two functions. Since its incorporation, the financial strength and esteemed reputation the Company has achieved are a testament to, and a direct result of, the leadership of the two people who have held these combined positions, James M. Kemper, Jr. and current Chairman, David W. Kemper. At its meeting on February 8, 2013, the Board amended the Bylaws to permit, but not require, the separation of the positions of Chairman and CEO. At the present time the Board has determined that David Kemper should retain the positions of both Chairman and CEO.
Because the roles of Chairman and chief executive are currently combined, the Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board. The purpose and effect of this designation is to establish leadership in the Board room during the executive sessions of the non-employee Board members. Non-independent directors and other officers of the Company are excused for a portion of every Board meeting for the executive sessions of the independent directors.
The Company and Commerce Bank are subject to examination by the Federal Reserve and the Missouri Division of Finance (MDOF). Examinations are directed to compliance with various laws and regulations, and an assessment of how the Company, Commerce Bank and their subsidiaries manage credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. To manage these risks the Company management utilizes various risk committees including: Asset Liability Committee, Enterprise Risk Management Committee, Trust Risk Committee, Credit Policy Committee, Consumer Risk Committee, Information Security Strategy Board, and Operational Risk Committee. As indicated below, the Audit Committee monitors the Company’s risk management process.
The Board and Audit Committee regularly review the Reports of Examination from the Federal Reserve and MDOF. The Audit Committee periodically meets with officers and examiners of the Federal Reserve and MDOF. Regular presentations are made to the Board and the Audit Committee by the Chief Financial Officer, the Chief Credit Officer and Chief Risk Officer of the Company and include matters noted in the Reports of Examination.
Committees of the Board
The Board has four committees, three of which (the Audit Committee, the Compensation and Human Resources Committee, and the Committee on Governance/Directors) are standing committees that meet at least once per year. The Audit Committee, the Compensation and Human Resources Committee, and the Committee on Governance/Directors are comprised solely of non-employee, independent directors in accordance with NASDAQ listing standards. The members of the Compensation and Human Resources Committee are also "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The charter for each committee is available online as noted above under the heading "Corporate Governance Guidelines." The charters are also available in print to any shareholder who makes a request of the Secretary of the Company. Pursuant to the

Company’s Bylaws, the Board has established an Executive Committee to meet as necessary. The Executive Committee does not have a charter and consists of both non-employee, independent directors and employee directors.
The Executive Committee is comprised of the Chairman and Vice Chairman of the Board and Benjamin F. Rassier, III, Andrew C. Taylor, and James B. Hebenstreit. The table below shows the current membership of the standing committees of the Board:

Audit	Compensation and Human Resources	Governance/Directors
Terry D. Bassham	Earl H. Devanny, III*	Earl H. Devanny, III
John R. Capps	W. Thomas Grant, II	W. Thomas Grant, II
James B. Hebenstreit	Terry O. Meek	James B. Hebenstreit*
Benjamin F. Rassieur, III*		Benjamin F. Rassieur, III
Todd R. Schnuck		Andrew C. Taylor
Kimberly G. Walker
_______________________________________

*	Committee Chairman
Audit Committee
The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. In 2013, the Audit Committee had six members and met four times. The Audit Committee is comprised solely of independent, non-employee directors, and is chaired by Mr. Rassieur. The Board has determined that Mr. Hebenstreit is an “Audit Committee Financial Expert” as required by the SEC. As a regulated financial company, risk evaluation is inherent in overseeing the Company’s financial reporting processes, and the Company’s compliance with legal and regulatory requirements. For that reason, the Audit Committee is the primary vehicle for risk oversight by the Board and reviews reports from legal, audit, compliance, loan review, corporate finance and the Enterprise Risk Management Committee at each of its meetings. The charter of the Audit Committee may be found on the Company’s website at www.commercebank.com/governance.
The Audit Committee’s responsibilities, discussed in detail in the charter, include:

•	Monitoring the accounting and financial reporting processes of the Company and the audits of its financial statements;

•	Monitoring the performance of the Company’s internal audit function and independent registered public accountants;

•	Monitoring the performance of the Company’s loan review function;

•	Monitoring the performance of the Company’s risk management process;

•	Providing oversight of the Company’s compliance with legal and regulatory requirements;

•	Appointing and replacing the Company’s independent registered public accountant, including approving compensation, overseeing work performed and resolving any disagreements with management; and

•	Pre-approving all auditing and permitted non-auditing services.
Additional information on the activities of the Audit Committee is provided in the section entitled Audit Committee Report.

Compensation and Human Resources Committee
The Compensation and Human Resources Committee met once in 2013. The Compensation and Human Resources Committee is comprised solely of independent, non-employee directors. The charter of the Compensation and Human Resources Committee may be found on the Company’s website at www.commercebank.com/governance.
The Compensation and Human Resources Committee’s responsibilities, discussed in detail in the charter, include the following:

•	Establishing the Company’s general compensation philosophy and overseeing the development and implementation of executive and senior management compensation programs;

•	Reviewing and approving corporate goals and objectives relevant to the compensation of executives and senior management;

•	Reviewing the performance of executives and senior management;

•	Determining the appropriate compensation levels for executives and senior management; and

•	Making recommendations to the Board with respect to the Company’s incentive plans and equity-based plans.

The Compensation and Human Resources Committee’s processes for considering and determining executive compensation are described under the heading “Compensation and Human Resources Committee Processes” in the section entitled Compensation Discussion and Analysis.
Committee on Governance/Directors
The Committee on Governance/Directors met once in 2013. The Committee on Governance/Directors is comprised solely of independent, non-employee directors. The charter of the Committee on Governance/Directors may be found on the Company’s website at www.commercebank.com/governance.
The Committee on Governance/Directors’ responsibilities, discussed in detail in the charter, include the following:

•	Evaluating proposed candidates for directorship in the Company;

•	Evaluating Board performance;

•	Establishing the agenda for the annual meeting of shareholders;

•	Evaluating the quality of the information and analysis presented to the Board and standing committees;

•	Assessing the independence of directors; and

•	Evaluating the performance of the Company relative to corporate governance matters.
The Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board and chairs the Board’s Executive Sessions.
With respect to its recommendations of prospective candidates to the Board, the Committee on Governance/Directors may establish the criteria for director service and will consider, among other things, the independence of the candidates under applicable standards and such experience and moral character as to create value to the Board, the Company and its shareholders. With respect to incumbent candidates, the Committee on Governance/Directors also considers meeting attendance, meeting participation and ownership of Company stock. The criteria and selection process are not standardized and may vary from time to time. Relevant experience in business, government, the financial industry, education and other areas are prime measures for any nominee. Board diversity is a consideration, but is not the subject of a specific Board policy. The Board has approved the Corporate Social Responsibility Report, referenced above under “Corporate Governance Guidelines,” and adheres to the diversity guidelines contained in such report. The Committee on Governance/Directors will consider individuals for Board membership that are proposed by shareholders in accordance with the provisions of the Company’s Bylaws. A description of those provisions can be found under “Shareholder Proposals and Nominations” below. The Committee on Governance/Directors will consider individuals proposed by shareholders under the same criteria as all other individuals.
By the end of February of each year, the Committee on Governance/Directors meets and makes its recommendations to the Board of its proposed slate of Directors for the class of directors to be elected at the next annual meeting; the date, time and place of the annual meeting; and the matters to be placed on the agenda for the annual meeting. At its meeting on January 21, 2014, the Committee on Governance/Directors determined its nominees for the Class of 2017. All of the nominees for the Class of 2017 are current directors standing for re-election.

Shareholder Proposals and Nominations
If a shareholder intends to present a proposal for consideration at the Company’s annual meeting to be held on April 15, 2015 and have the proposal included in the Company's proxy statement, the proposal must be in proper form pursuant to SEC Rule 14a-8 and must be received by the Secretary of the Company at its principal offices no later than November 12, 2014.
Shareholder nominations for directors and shareholder proposals that are not presented pursuant to SEC Rule 14a-8 must comply with the Company’s Bylaws. In order to be considered, shareholders must provide timely notice to the Secretary. To be timely, the notices for the April 15, 2015 annual meeting must be received by the Secretary no later than February 13, 2015 nor before January 15, 2015. The notice must contain the name and record address of the shareholder, and the class or series and the number of shares of Company capital stock owned beneficially or of record by the shareholder.
Any notice proposing to nominate a director must also provide a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) or shareholder proposal is made; and a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or bring the business proposal before the meeting. The notice must also set forth as to each person the shareholder proposes to nominate for election as a director the name, age, business and residence address of the nominee; the principal occupation or employment of the nominee; the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee; and any other information relating to the nominee or the nominating shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Lastly, the notice must also be accompanied by a written consent of each proposed nominee to be named a nominee and to serve as a director if elected.
If the notice is for a shareholder proposal, the notice must also set forth a brief description of the business to be brought before the meeting, and the reasons for conducting such business at the meeting, and any material interest of such shareholder in such business.
Transactions with Related Persons
The Board of Directors has adopted a Related Party Transaction Policy (“Policy”). The purpose of the Policy is to establish procedures for the identification and approval, if necessary, of transactions between the Company and any director, nominee for director, beneficial owner of more than 5% of the Company’s securities, executive officer or any person or entity deemed related to any of the foregoing (“Related Party”) that are material or not in the ordinary course of business.
The Policy may be found on the Company’s website at www.commercebank.com/governance. The Policy is intended to identify all transactions with Related Parties where payments are made by the Company to or for the direct or indirect benefit of a Related Party. The procedures, discussed in detail in the Policy, include the following:

•	The collection and maintenance of a Related Party list derived from the records of the Company and the responses to an annual Questionnaire completed by directors and executive officers;

•	The distribution of the list to the appropriate officers and employees of the Company so that transactions with Related Parties may be identified;

•	A quarterly comparison of the list to payments made by the Company;

•	Preparation and delivery of a report to the General Counsel of the Company for review, analysis and an initial determination of whether the transaction is material and falls within the Policy; and

•
Referral to the Company’s Disclosure Committee, which consists of the Company’s Chief Risk Officer, Controller, Auditor and General Counsel, of any transaction that may be considered material and require approval or ratification by the Board of Directors or Audit Committee or disclosure in a proxy statement.

The Policy provides guidance for determination of materiality. The amount of the transaction, the application of any exemption or exclusion, the provisions of the Company’s Code of Ethics, and general principles of corporate transparency may be considered. The Policy deems certain transactions exempt and pre-approved, including compensation paid for service as a director or executive officer, transactions involving depositary or similar payment services, transactions that are the result of a competitive bidding process, and transactions arising solely from the ownership of the Company’s equity securities. The Policy provides further guidance to the Board or Audit Committee in regard to the approval or ratification of the transaction and prohibits the participation by a Related Party in the discussion, approval or ratification of a transaction.
Pursuant to the application of the Policy, the following transactions were identified:

•
It was determined that Messrs. David W. Kemper, Jonathan M. Kemper and John W. Kemper are shareholders and directors of Tower Properties Company (“Tower”), and Mr. Jonathan M. Kemper is the Non-Executive Chairman of the Board of Tower. Tower is primarily engaged in the business of owning, developing, leasing and managing real property. At December 31, 2013, Messrs. David W. Kemper, Jonathan M. Kemper and John W. Kemper together with members of their immediate families beneficially own approximately 72% of Tower. During 2013, the Company, or its subsidiaries, paid Tower $50,000 for leasing fees, $84,000 for operation of parking garages, $114,000 for property construction management fees and $1,799,000 for building management fees. The terms of the current contract under which Tower is currently retained was reviewed and approved by the Audit Committee at its meeting on October 28, 2010 in accordance with the Policy.

•	Tower leases office space in the Kansas City bank headquarters building owned by a subsidiary of the Company. Rent paid to the subsidiary in 2013 totaled $67,000, at $14.92 per square foot.

•
Various Related Parties have deposit accounts with Commerce Bank and some Related Parties also have a direct or indirect interest in other transactions with Commerce Bank, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than normal risk of collectability or present other unfavorable features. Additionally, David W. Kemper purchased Missouri state tax credits from Commerce Bank in a face amount of $900,000 for a price of 94% of par, or $846,000; Jonathan M. Kemper purchased Missouri state tax credits from Commerce Bank in a face amount of $485,000 for a price of 94% of par, or $455,900; James M. Kemper, Jr., father of David W. Kemper and Jonathan M. Kemper, purchased Missouri state tax credits from Commerce Bank in a face amount of $300,000 for a price of 94% of par, or $282,000; Benjamin F. Rassieur, III purchased

Missouri state tax credits from Commerce Bank in a face amount of $213,000 for a price of 94% of par, or $200,220; and Robert T. Rassieur, brother of Benjamin F. Rassieur, III, purchased Missouri state tax credits from Commerce Bank in a face amount of $230,000 for a price of 94% of par, or $216,200. The terms of the sales and the amounts paid by Messrs. David W. Kemper, Jonathan M. Kemper, James M. Kemper, Jr., Benjamin F. Rassieur, III and Robert T. Rassieur were the same as the terms of the sales and the amounts paid for similar tax credits by persons not related to the Company.
Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16 of the Exchange Act, the Company’s directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s Common Stock and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company’s directors and all executive officers subject to the reporting requirements satisfied such requirements in full, except for the following delinquencies which were filed on either Form 3, Form 4 or Form 5: for Terry D. Bassham, a delinquent Form 3 was filed to report the initial beneficial ownership of the Company's Common Stock; for John W. Kemper, a Form 5 was filed to report an indirect beneficial ownership of the Company's Common Stock omitted from his timely filed Form 3; and for Daniel D. Callahan, a delinquent Form 4 was filed to report the disposition of stock in an open market transaction.
Director Compensation
An employee of the Company or a subsidiary of the Company receives no additional compensation for serving as a director. Non-employee directors of the Company are required to participate in the Stock Purchase Plan for Non-Employee Directors (the “Director Plan”). Under the Director Plan, all compensation payable to a non-employee director is credited to an account in the name of such director as earned and the Company contributes to the account of such director an additional amount equal to 25% of the compensation credited to the director’s account. As of the last business day of each month, the cash balance in a director's account is converted to whole shares of Common Stock of the Company based on the last sale price of the Company’s Common Stock as reported by the National Market System of NASDAQ on such date, or if no sale price is reported on such date, the next preceding day for which a sale price is reported. Any balance remaining in a director’s account is carried forward for investment in the next month.
As soon as practicable after the end of each year, the Company issues each non-employee director the number of shares of Company Common Stock credited to the director’s account and any cash balance in the account is carried forward for investment in the next year. If a director dies or ceases to be a non-employee director during the year, the Company will distribute to the director (or his or her beneficiary), as soon as reasonably practicable, the number of shares of Company Common Stock credited to the director’s account, along with any cash credited to the account. A participant in the Director Plan has no right to vote or receive cash dividends or any other rights as a shareholder with respect to shares credited to the participant’s account until such shares are actually issued.
Each non-employee director of the Company is paid the following amounts, as applicable (each adjusted to include the additional 25% contribution by the Company): an annual retainer of $20,000 (paid on a quarterly basis); a fee of $4,000 for attendance (in person or by phone) at each meeting of the Board of Directors; a fee of $750 for attendance (in person or by phone) at each meeting of a committee of which the director is a member; and an annual fee of $5,000 for service as a committee chair. Changes to directors’ compensation are initiated by the Company's CEO and presented to the Committee on Governance/Directors. The Chairman of the Committee on Governance/Directors then presents any changes to the full Board of Directors for its approval.

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Compensation earned during 2013 by the non-employee directors of the Company for their service as directors is listed in the table below.

	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings	All Other Compensation	Total
Name	$	$	$	$	$	$	$
Terry D. Bassham	$33,250	$—	$—	$—	$—	$—	$33,250
John R. Capps	39,000	—	—	—	—	—	39,000
Earl H. Devanny, III	36,750	—	—	—	—	—	36,750
W. Thomas Grant, II	33,500	—	—	—	—	—	33,500
James B. Hebenstreit	45,500	—	—	—	—	—	45,500
Terry O. Meek	32,750	—	—	—	—	—	32,750
Benjamin F. Rassieur, III	45,500	—	—	—	—	—	45,500
Todd R. Schnuck	38,250	—	—	—	—	—	38,250
Andrew C. Taylor	42,500	—	—	—	—	—	42,500
Kimberly G. Walker	39,000	—	—	—	—	—	39,000
_______________________________________

(1)
Fees earned were credited to the Director Plan and converted to shares of the Company’s Common Stock during 2013. In January 2014, the following number of shares were issued to the non-employee directors: Mr. Bassham — 807 shares; Mr. Capps — 964 shares; Mr. Devanny — 916 shares; Mr. Grant — 826 shares; Mr. Hebenstreit — 1,146 shares; Mr. Meek — 828 shares; Mr. Rassieur — 1,146 shares; Mr. Schnuck — 947 shares; Mr. Taylor — 1,077 shares; and Ms. Walker — 964 shares.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section provides information regarding the compensation programs for our chief executive officer ("CEO"), chief financial officer (“CFO”), and three most highly compensated other executives (collectively, our "Named Executive Officers" or “NEOs”), including the overall objectives of our compensation program and what it is designed to reward, each element of compensation that we provide, and an explanation of the reasons for the compensation decisions we have made regarding these individuals with respect to 2013. Our NEOs for 2013 were as follows:

Name	Title
David W. Kemper	Chairman and CEO (President position relinquished February 8, 2013)
Charles G. Kim	Executive Vice President and CFO
Kevin G. Barth	Executive Vice President
Jonathan M. Kemper	Vice Chairman
John W. Kemper	President and Chief Operating Officer (COO)

Our Compensation Philosophy
The Company's compensation philosophy is to provide a total compensation program that is competitive with the market for bank holding companies in geographic proximity, of a comparable asset size, or those financial institutions considered to be a direct competitor for any of our lines of business in order to attract and retain top performers. In doing so we strive to:

•	Align interests of our executive officers with the long-term interests of our shareholders;

•	Provide reward systems that are credible, consistent with our core values and appropriately structured so as not to encourage undue risk; and

•	Reward individuals for results rather than on the basis of seniority, tenure, or other entitlement.

Compensation and Human Resources Committee Processes
Our Compensation and Human Resources Committee (the “Committee”) meets annually to review the performance of the Executive Management Committee (the “EMC”) and the total compensation program for this group of individuals. The NEOs are all part of the EMC. During this review process the Committee considered a number of factors and data to determine appropriate compensation for the CEO and other NEOs. The Committee noted that the advisory "Say on Pay" shareholder vote for 2012 compensation resulted in 96.2% approval. The Committee considered the result of the "Say on Pay" vote and determined not to change the principles on which the Committee's compensation decisions are based.
Benchmarks
For all NEOs, the Committee reviewed market survey data compiled by Towers Watson, an outside consulting firm. The market survey utilized in the compilation was the Towers Watson 2012 Financial Services Executive Compensation Survey. In order to get the best data match possible, three groupings of data from that survey were used: data for the total sample of financial services companies; data for financial services companies with asset size from $15-$60 billion to more accurately compare against our bank size; and data for a Commercial Bank grouping consisting of the following 29 companies:

Associated Banc-Corp	BB&T
BOK Financial Corporation	Capital One Financial
City National Bank	Comerica
Cullen/Frost Bankers, Inc.	Fifth Third Bancorp
First Horizon National Corporation	First Citizens Bank
First Niagara Financial Group, Inc.	Hancock Holding
Fulton Financial Corporation	KeyCorp
Huntington Bancshares	Northern Trust
People’s Bank	Regions Financial
Private Bancorp	State Street
SVB Financial Group	Sun Trust Banks
Synovus Financial Corporation	U.S. Bancorp
Webster Bank	Wells Fargo
Bank of America	Zion’s Bancorporation
Bank of Montreal

Each NEO was individually compared to job descriptions in the Towers Watson Survey in order to best align overall compensation levels of our NEOs with comparable executive officer positions for the companies included in the Towers Watson Survey. The input of Towers Watson was limited to matching and supplying the survey data based upon job descriptions for each NEO. The Committee did not use any other outside compensation consultants in determining or recommending any amount or form of compensation for our NEOs. Towers Watson has also provided services to the Company separate from its service to the Committee. Those services include additional compensation market surveys for other non-executive positions at the Company and consulting related to our annual employee engagement survey. References in this compensation discussion and analysis to the “Benchmarks” refer to the Towers Watson Survey.
Performance Reviews
Each of our executive officers performs an annual self-evaluation of previous year performance and sets goals for the upcoming year. Our CEO conducts performance evaluations of each of our other executive officers, presents the evaluations to the Committee, and makes recommendations to the Committee as to their compensation. The Committee conducts an annual performance evaluation of our CEO and evaluates the recommendations of our CEO as to other executive officers. The performance review of our CEO is based on the financial performance of the Company, growth in the human capital of the organization, and the Company’s overall management of risk.
The CEO and all NEOs are evaluated against the measurements within our annual bonus formula, which include net income, pre-tax profit, revenue and relative performance to peers, as well as objectives outlined in their performance reviews. The targets and results of the measurements (excluding the individual objectives) are based on corporate-wide results. The CEO and all other NEOs have the same corporate goals and all are measured against the final results. In addition to the corporate-wide measures, each executive is evaluated on his or her individual areas of responsibility and against the objectives outlined in his or her performance review. The individual performance and contribution criteria may include:

•	overall job knowledge and technical skills;

•	alignment of personal behavior with our company core values;

•	achievement of financial metrics related to a specific line of business;

•	achievement of defined operational goals;

•	contribution to special projects;

•	management of risk;

•	development of people within their respective team;

•	effective communication practices;

•	ability to solve problems effectively; and

•	assumption of new responsibilities.
The Committee discusses the CEO evaluation without our CEO being present and a Committee member presents the Committee’s approvals for executive officer compensation to the full Board of Directors.
Setting Compensation
Based on the performance evaluations, an analysis of total compensation against the Benchmarks data, and a review of the Company's goals and objectives, the Committee approves, and reports to the Board of Directors its decisions regarding the base salary (effective April 1), annual cash incentive compensation targets and long-term equity awards for our executive officers for the current year, as well as cash incentive compensation earned for the prior year. The Committee's decisions generally occur during January and the Committee presents their approvals to the Board of Directors at the next regularly scheduled meeting, which generally occurs in late January or early February. All equity award agreements were granted as of the date of the Annual Shareholders' Meeting using the fair market value of the Company's stock (restricted stock) or Black Scholes valuation (stock appreciation rights) at the close of that business day.
The process includes a review by the CEO of the Benchmarks for the other NEOs prior to the Committee meeting. The outside Benchmarks for the other NEOs are reviewed to assess current market data on base salary, annual cash incentives and long-term equity awards. The Benchmark information is compared to each of the other NEO's current compensation as detailed on the tally sheets described below. The CEO details the compensation data and discusses the reasons for his recommendations for the other NEOs during the Committee meeting.
The timing of compensation decisions is driven by a variety of tax considerations. To the extent the Committee determines that an award is intended to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives must be established in the first 90 days of the performance period. For annual incentive awards, this means performance objectives must be established no later than the end of March.
There is no policy for the allocation between cash and non-cash or annual and long-term compensation. Instead, the Committee determines the allocation of each component of compensation based on the role of each executive officer in the Company, performance evaluations, the Benchmarks, and knowledge of our local markets. Generally, the percentage of compensation consisting of the annual cash incentive and long-term equity awards increases as the responsibilities of the executive officer and the executive officer's ability to affect Company performance increase. The compensation elements for our CEO for 2013 were allocated as follows: 27% base salary, 29% annual cash incentive, and 44% long-term equity awards. The Committee feels that a greater percentage of the CEO's compensation should be based on the long-term performance of the Company than the percentage used for the other NEOs, but has not identified a specific target. For 2013, the long-term equity award percentage for the other NEOs was higher than normal due to additional grants of restricted stock made to three of our other NEOs for retention purposes as detailed in the "Long-Term Equity Awards" section that follows. On average, the compensation elements for our other NEOs for 2013 were allocated as follows: 28% base salary, 18% annual cash incentive, and 54% long-term equity awards. For purposes of the above calculations, the long-term equity awards were valued as of the grant date based on the fair market value of the underlying stock (restricted stock) or Black Scholes valuation (SARs). Other benefits, including Company allocations and contributions to benefit plans and perquisites, while not considered in determining these allocations, are provided to our executive officers in order to offer a total compensation package that is competitive in the marketplace.
In setting the 2013 salary and 2013 bonus opportunity, and awarding the Current Year Stock (defined below) award in 2013 and the Long Term Restricted Stock (defined below) award in 2013, the Committee compared the annualized rate of salary in effect on December 31, 2012, annual cash incentive paid in 2012, and long-term equity awards made in 2012 (based on date of grant value) individually and in the aggregate (the "Benchmarked Compensation) to the average compensation level of the Benchmarks for the applicable position. Elements of compensation are not designed to be at the same Benchmark percentile for each NEO, and are not intended to equal any particular percentile of the applicable Benchmarks. The Committee then considers each individual’s performance, experience, specific job requirements and the contribution of that job to the Company’s success, and then makes subjective adjustments as appropriate in setting salary effective as of the following April 1, the Current Year Stock award, the bonus opportunity for the current year (payable the following year) and the next formulation for making Long Term Restricted Stock awards. The Towers Watson Survey was used for all NEOs, as a comparison for each component of compensation and for the aggregate of all such components. The Committee determined that all NEO's compensation components, both at the individual and aggregate levels, were appropriate compared to the applicable Benchmarks for each respective NEO's position except in the case of John Kemper whose bonus opportunity was increased due to his new responsibilities. Realized and unrealized equity compensation gains and vesting of prior equity grants are not considered by the Committee when establishing compensation. The factors used to determine base salary, annual cash incentives, and long-term equity awards are discussed in more detail under the heading “Elements of Compensation” below. The Committee reviewed tally sheets during the process to set compensation for our executive officers for 2013. The tally sheets were included in the packet of data that was sent to the Committee for review prior to the meeting and used during the meeting for discussion purposes. The tally sheets were used as tools for review of total compensation comparison of the NEOs and included information such as:

•	Base salary for 2011 and 2012;

•	Bonus information for 2011 and 2012;

•	Stock awards with specific grant amortization expense for 2011 and 2012;

•	Stock option information with specific grant amortization expense for 2011 and 2012;

•	Change in pension value; and

•	Details on all other compensation by category.
If our financial statements were to be restated or adjusted in a manner that would have reduced the size of a prior incentive award, the Committee will consider that information when determining future compensation.

Elements of Compensation
Base Salary
Base salary is a fixed element of annual compensation on which our executive officers may rely. Base salary reflects the external market value of a particular position based on the experiences and qualifications that an individual brings to the position. Base salary levels for our NEOs were compared against the average base salary of the Benchmarks to determine whether salary levels are appropriate. Factors included in the comparison of base salaries of our NEOs to those in the Benchmarks included the relative size of companies, financial performance (both currently and over a period of time), and the experience and responsibility of the individuals. The Committee does not assign a weight to any particular factor.
Annual Cash Incentive Compensation
In furtherance of the Company's pay for performance philosophy, the Company's Executive Incentive Compensation Plan (“EICP”) is a short-term cash incentive plan to reward our executive officers for the achievement of Company annual performance goals. There were no changes made to the factors included in the formula for the calculation of cash incentives for the NEO's. Therefore, in awarding 2013 annual cash incentives, the factors considered by the Committee were net income, adjusted return on equity, revenue, and pre-tax profit.
Our NEOs are eligible to receive an annual cash incentive equal to a percentage of their base salary. The target annual cash incentive percentage for each NEO is compared each year by the Committee to the target percentage level of the annual cash incentive component of the Benchmarks mentioned previously for the applicable NEO. The Committee then determines the appropriateness of the target annual cash incentive percentages based on individual performance, experience, specific job requirements and contribution of the job to the Company's success to arrive at a target percentage. The target annual cash incentive percentages for 2013 were the same as they were in 2012 for all NEOs except John W. Kemper whose previous target was 50%.
The target annual cash incentives as percentages of base salary for our NEOs in 2013 were as follows:

Name	Target Percentage
David W. Kemper	100%
Charles G. Kim	60%
Kevin G. Barth	60%
Jonathan M. Kemper	65%
John W. Kemper	60%

In determining the amount of annual cash incentives to be paid under the EICP in 2014 for 2013 performance, the Committee weighted the components of the Company Performance Factor as follows:

•
60% based on actual net income of $261 million with the payout percent determined on a scale which targeted $259 million as the 100% payout level. For the net income component there is a 1% decrease in payment for each $1 million below target down to $234 million and a 1.3% decrease in payment for each $1 million below $234 million. There is no net income component allocation for net income below $196 million. For net income exceeding the 100% level there is a 2.5% increase for each $1 million above $259 million up to $271 million; a 5% increase for each million above $271 million up to $283 million; and a 10% increase above $283 million up to a maximum of $284 million;

•
20% based on a comparison of adjusted return on equity measured against 19 pre-established peer banks. If the Company's adjusted ROE (performance assessed using end of 3Q data) is at or above the 75th percentile, 100% is credited for this factor; if the Company's adjusted ROE is above the 50th percentile but below the 75th percentile, 75% is credited for this factor; if the Company's adjusted ROE is above the 25th percentile but below the 50th percentile, 50% is credited for this factor; and if the Company's adjusted ROE is below the 25th percentile, 25% is credited for this factor. For 2013 the Company's adjusted ROE exceeded the 75th percentile compared to the peer banks;

•	10% based on actual revenue results of $1.03 billion versus a target of $1.02 billion; and

•	10% based on actual pre-tax net income of $383 million versus a target of $354 million.

The 19 peer banks for the return on equity element were:

First National of Nebraska, Inc.	Webster Financial Corporation
First Republic Bank	City National Corporation
BOK Financial Corporation	TCF Financial Corporation
Cullen/Frost Bankers, Inc.	Associated Banc-Corp
East West Bancorp, Inc.	First Niagara Financial Group, Inc.
First Citizens BancShares, Inc.	Astoria Financial Corporation
Valley National Bancorp	First Horizon National Corporation
SVB Financial Group	Synovus Financial Corp.
Fulton Financial Corporation	First BanCorp.
People's United Financial, Inc.

For the revenue and pre-tax net income components, for every 1% above/below target, the eligible incentive tied to that component increases/decreases by 5% up to a maximum increase of 120%.
For purposes of the EICP:

•	Net income means the amount of net income of the Company for the year as set forth in our Income Statement;

•	Revenue means the Company’s net interest income and non-interest income;

•	Pre-tax net income means the Company’s net income before taxes;

•	Adjusted return on equity means year to date net income divided by (year to date average assets multiplied by 10%); and

•	The Committee retains discretion to reduce any annual cash incentive prior to payment.
For example: Assume for 2013 that an NEO's base salary was $240,000; target annual cash incentive percentage was 60%; actual net income was $261 million; adjusted ROE was above the 75th percentile compared to the peer banks; actual revenue was 1.0% above target; and actual pre-tax net income was 8.4% above target. The net income percentage would be 105%, the calculation for the performance relative to peers factor would be 100%, the revenue percentage would be 105%, and the pre-tax net income percentage would be 120%. Therefore, the annual incentive compensation for the officer would be:

$144,000 * [(60% * 105%) + (20% * 100%) + (10% * 105%) + (10% * 120%)] = $151,920
For 2013 performance, the calculated payout was 105.5% of target for all NEOs.
Long-Term Equity Awards
Stock appreciation rights (“SARs”) and restricted stock grants have been awarded in two separate ways described below to provide our executive officers with long-term equity awards that more closely align their interests with the interests of our shareholders, and for retention purposes. The 2005 Equity Incentive Plan, which was approved at the 2005 Annual Meeting of

Shareholders and reapproved at the 2013 Annual Meeting of Shareholders, provides for the issuance of equity-based awards, including stock options, SARs, restricted stock and restricted stock units, and performance shares and performance units. In 2013, restricted stock awards and SARs were granted to our executive officers to provide both immediate value (restricted stock) and value at risk (SARs). The Long-Term Restricted Stock, Current Year Restricted Stock and Current Year SARS (as defined below) are listed in the "Grants of Plan-Based Awards in 2013" table and were granted on the same date. The number of shares listed in the table is the result of restating the grants to include the 2013 5% stock dividend thereon. The number of shares listed below is the number approved by the Committee without any restatement for stock dividends.
First, there is an annual equity award consisting of restricted stock, for longer-term profit growth (the "Long Term Restricted Stock"), given to NEOs and other Company officers and senior employees each year using the following formula: 35% of the average annual cash incentive target for the officer for the three prior years, multiplied by the average Company Performance Factor for the three prior years. The number of shares granted is determined by dividing the value derived by that formula by the closing price of CBSH stock on the grant date. This formula was determined by the Committee in past years for long-term performance and the formula did not change in 2013. The Long Term Restricted Stock award vests at the end of five years from the date of grant, except that in the case of the NEOs and other members of the Company's executive management committee, if and only if the Company has cumulative positive net income for the period beginning on January 1 of the year of the grant and ending on the December 31 that next precedes the date the award would otherwise vest. For example: the Company Performance Factors for 2012, 2011 and 2010 were 162.8%, 164.0%, and 101.8%, respectively. Therefore, the three-year average Company Performance Factor in 2013 was 142.9%. If the NEO's three-year average annual cash incentive target was $100,000, the officer would receive restricted stock in 2013 equal to $50,015 ($100,000 * 35% * 142.9%). The Long Term Restricted Stock awards made to our NEOs during 2013 based on this formula were: David Kemper: 10,872 shares; Charles Kim: 3,058 shares; Jonathan Kemper: 3,770 shares; John Kemper: 1,131 shares; and Kevin Barth: 2,852 shares. The Committee retains discretion to reduce any such award until it is actually granted.
Second, the Committee also issues to our NEOs equity-based awards on an annual basis. In 2013, 75% of the annual stock grant was awarded as restricted stock (the "Current Year Restricted Stock") and 25% of the annual stock grant was awarded as SARs (the "Current Year SARs"). These awards are not based on any set formula and are treated as being part of base compensation, although the Committee has full discretion to reduce or eliminate any such award and vesting may be conditioned upon Company performance, as well as other factors. These awards are in the form of restricted stock or SARs in order to align our NEOs' interest with those of our shareholders. These shares reflect the performance of the Company's stock because their value is based on the stock's fair market value (restricted stock) or Black Scholes valuation (SARs). The value of the annual stock grant is generally intended to remain fairly constant from year-to-year, but is adjusted as a result of the process described in the next paragraph. The value of the Current Year Restricted Stock award is determined by multiplying the annual stock grant value by 75%. The number of shares of restricted stock is then determined by dividing the amount by the closing price of CBSH stock on the grant date. The value of the Current Year SARs is determined by multiplying the annual stock value by 25%. The number of SARs is then determined by dividing that amount by the Black Scholes valuation on the grant date. In order to provide a retention incentive, each Current Year Restricted Stock award has a vesting period such that the entire grant vests four years from the date of the grant. The Current Year SARs have a vesting period such that one fourth of the award vests on the first, second, third and fourth year anniversaries of the grant date. All restricted stock will vest if and only if the Company has cumulative positive net income for the period beginning on January 1 of the year of grant and ending on the December 31 that precedes the date the award would otherwise vest. The Current Year Restricted Stock awards made to our NEOs in 2013 were: David Kemper: 19,804 shares; Charles Kim: 5,868 shares; Jonathan Kemper: 9,535 shares; John Kemper: 5,868 shares; and Kevin Barth: 5,868 shares. The Current Year SARs awarded to our NEOs in 2013 were: David Kemper: 35,989 shares; Charles Kim: 10,664 shares; Jonathan Kemper: 17,328 shares: John Kemper: 10,664 shares: and Kevin Barth: 10,664 shares. The Committee retains discretion to reduce any such award until it is actually granted.
The starting point for determining the value of the annual stock grant is the value of the grant awarded for the prior year. The Committee then considers whether subjective adjustments are appropriate based on: subjective evaluation of the NEO's overall individual performance and experience, specific requirements of the NEO's job and the contribution of the NEO's job to the Company's success; and based on a comparison to the Benchmarks. The Benchmark comparison is performed by comparing the sum of the targeted Long Term Restricted Stock award value (based on an assumed average 100% Company Performance Factor for the three years) for the current year and the value of the annual stock grant that was awarded for the prior year for each person (which sum is the "Possible Award") to current market data for the average equity portion of the Benchmark compensation for that person's position. The value of both awards was determined based on the Company's current stock price or Black Scholes value at grant date multiplied by the number of assumed shares. The value of the annal stock grant awarded to each NEO was not changed for 2013 in comparison to 2012, except John Kemper whose award value increased to $305,280 from $95,400 in recognition of his new responsibilities. The awards are not designed to be at the same Benchmark percentile for each NEO, and are not designed to equal any particular percentile of the applicable Benchmark. The Committee also considered stock/SAR grant practices of the companies used in the Benchmarks, the level of FASB ASC Topic 718 expense that the Company will incur, and expected long-term Company performance. The holders of restricted stock will receive cash dividends declared by the Company prior to the vesting date. Stock dividends will accrue and vest according to the terms of the award. The award agreements include provisions to contractually prohibit a recipient of an equity award from short selling Company stock or engaging in any derivative transaction with respect to Company stock for purpose of hedging or otherwise.
In 2013, the Committee also approved special restricted stock grants for three of our NEOs for retention purposes as follows: 12,500 shares of restricted stock to each of Charles Kim, John Kemper and Kevin Barth.
The Committee also authorized the cancellation of time-based restricted stock awards granted to David Kemper in 2009-2012 and Jonathan Kemper in 2011, and the replacement of those awards with performance-contingent restricted stock awards in order to comply with Section 162(m) of the tax code relating to deductibility of the compensation expense attributable to these awards.

Other Benefits
Restated Retirement Plan
The Company maintains the Commerce Bancshares Restated Retirement Plan (the “Retirement Plan”). The Retirement Plan provides benefits based upon earnings, age and years of participation. Our NEOs, except John Kemper, were participants in the Retirement Plan during 2013. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the Retirement Plan and our NEOs’ benefits under the plan.
Executive Retirement Plan
Effective January 1, 1995, the Company maintains the Commerce Executive Retirement Plan (“CERP”), a nonqualified plan established to provide benefits to a select group of executives on compensation in excess of the allowable amount under the Company’s Retirement Plan and 401(k) plan. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the CERP, including a discussion of the 2010 amendment that eliminated any future cost of living increases.
If a participant has no CERP benefit other than a grandfathered Pre-2005 CERP Benefit, then such benefit is paid in the same form as payments are made from the Retirement Plan and will commence within one year following commencement of distributions from the Retirement Plan. Otherwise, the Pre-2005 benefit is paid in the same form and at the same time as the Post-2004 CERP benefit is paid. The Post-2004 CERP Benefit is payable either during the calendar year following the year separation from service occurs, or within 90 days following separation from service or disability, at the participant’s election. However, if the participant’s CERP benefits exceed $1,000,000, then the participant may receive payment within 90 days following the earlier of death or the year elected by the participant. Participants may elect to receive payment in a lump sum or over a period of up to 10 years.
The CERP is intended to be a part of participating executive officers’ total compensation. The CERP also provides equitable treatment to participants because it provides retirement benefits which are, as a percentage of total compensation, commensurate with the benefits provided to other employees of the Company.
Deferred Compensation
Our NEOs are eligible to participate in a nonqualified deferred compensation plan that is a part of the EICP. The EICP allows the officers to contribute a percentage of their annual cash incentive award under this plan and, therefore, defer income tax on these amounts. See “Executive Compensation — Nonqualified Deferred Compensation Narrative” of this Proxy Statement for a description of the deferred compensation plan. This benefit is not considered by the Committee in setting other compensation for our NEOs.
Perquisites
Our NEOs are eligible for personal use of the Company airplane (in accordance with our corporate airplane policy) and long-term care insurance, the premiums for which are paid by the Company. Our NEOs are also reimbursed for club dues as necessary for business purposes. All employees, including the NEOs, are covered under our health and welfare plans and the Company pays the premiums for basic life and long-term disability coverage and subsidizes the cost of other coverages. The value of all perquisites is determined and included as additional compensation to the NEOs without any gross up to compensate for accompanying taxes. Our use of perquisites as an element of compensation is limited and is largely based on our historical practices and policies. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.
Severance Agreements
We have entered into severance agreements with each of our NEOs, except John Kemper. These agreements were originally entered into during 1996 with David Kemper, Jonathan Kemper and Charles Kim, and in 2003 with Kevin Barth. These agreements provide payments or benefits following the occurrence of both a change of control and a qualifying termination. Each NEO is eligible for a lump sum payment equal to three times average base salary and average annual bonus calculated over a five year period in the event of a qualifying termination. Each NEO would also be eligible for the continuation of certain benefits in the event of a qualifying termination. The agreements provide for the gross up attributable to excise taxes, and all participating NEOs would have received a gross up payment had the qualifying termination occurred in 2013. The Committee believes these agreements serve the best interests of the Company and its shareholders by ensuring that, if a change of control were ever under consideration, the NEOs would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decision of the Board without being unduly influenced by personal concerns such as the economic consequences of possibly losing their jobs following a change of control. These agreements also provide an incentive for our NEOs not to seek other employment due to concern over losing their positions if a change of control were ever under consideration. At its February 10, 2012 meeting, the Board, by resolution, adopted a policy not to offer a gross up for taxes related to severance payments paid in connection with a change of control of the Company to any employee to whom the Company has not made such a commitment prior to the date of the resolution. Additional information regarding these severance agreements is found under the heading “Employment Agreements and Elements of Post-Termination Compensation” of this Proxy Statement.

Stock Ownership Guidelines
In order to continue to be eligible to receive long-term equity awards, our executive officers must meet stock ownership requirements as follows:

• Chairman	6 times base salary
• Vice Chairman	4 times base salary
• President	4 times base salary
• Executive Vice President	2 times base salary
Generally, an executive officer must achieve the applicable targeted ownership level within three years of being named an executive officer. As of December 31, 2013, each NEO exceeded his required share ownership level. Stock that will be considered in order to meet ownership guidelines includes all shares with respect to which the executive officer has direct or indirect ownership or control, including restricted stock (regardless of whether vested), and shares held in the executive officer's 401(k) plan account, but does not include unexercised stock options or SARs.
Impact of Accounting and Tax Treatment
Section 162(m) of the Code limits our ability to deduct annual compensation in excess of $1 million paid to our NEOs. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. It is the Committee’s position that in administering the “performance-based” portion of the Company’s executive compensation program, it will generally attempt to satisfy the requirements for deductibility under Section 162(m). However, the Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive’s performance and that the total compensation system for executives should be managed in accordance with the objectives outlined in this discussion and in the overall best interests of the Company’s shareholders. Should the requirements for deductibility under Section 162(m) conflict with our executive compensation philosophy and objectives or with what the Committee believes to be in the best interests of the shareholders, the Committee may authorize compensation which is not fully deductible for any given year.
The Company accounts for equity-based awards in accordance with FASB ASC Topic 718.
Recoupment Policy
In order to further align the interests of the Company’s Executive Management Committee, including the NEOs, with the interests of the shareholders and support good governance practices, the Board and the Committee have adopted a recoupment policy applicable to annual cash incentive compensation and long-term equity awards. As adopted in February, 2010, the policy generally provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct or error (as determined by the Independent Directors), the Company may, in the discretion of the Independent Directors, take action to recoup from Executives all or any portion of an Incentive Award received by the Executive, the amount of which had been determined in whole or in part upon specific performance targets relating to the restated financial results, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the need for the restatement. In such an event, the Company shall be entitled to recoup up to the amount, if any, by which the Incentive Award actually received by the Executive exceeded the payment that would have been received based on the restated financial results. The Company’s right of recoupment shall apply only if demand for recoupment is made not later than three years following the payment of the applicable Incentive Award.

For purposes of the policy:

(i)	“Executive” means an individual who, during any portion of the period for which the applicable financial results are restated, was a member of the Company’s Executive Management Committee.

(ii)
“Incentive Award” means any cash or stock-based award (including stock appreciation rights) under the Company’s Executive Incentive Compensation Plan or Equity Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets, and that was granted on or after the date of adoption of the Recoupment Policy.

(iii)	“Independent Directors” means those members of the Board of Directors who are considered independent pursuant to NASDAQ listing requirements.
The Company may also dismiss or pursue other legal remedies against any Executive.
Compensation Risk Assessment

In December 2011, the Company engaged Pay Governance LLC to conduct an independent review of the relationship between employee risk-taking and the Company's compensation programs. The Pay Governance report was presented to the Committee in January 2012. Pay Governance reviewed any compensation program (and the policies and practices behind it) that is linked to employee behaviors that may have a material impact on the Company. They reviewed Executive Compensation and Non-Executive/Group Plans. In their review, they considered program designs that can create risk for the Company through any of the following four channels: financial, operational, reputation or talent. In their independent review of the relationship between compensation and risk-taking, they did not identify any major risk concerns that warrant immediate action by the Board of Directors. In 2013, our Internal Audit Department performed a review of the 2013 incentive compensation programs, also focusing on the relationship between employee risk-taking and the Company's compensation programs. Plans were assessed on the materiality of change since the prior review in 2011 by Pay Governance LLC, and on the thresholds established for material considerations similar to those used by Pay Governance LLC. Based upon this review, no major risk concerns or design changes were identified that warrant action.
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
The Compensation and Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K and this Proxy Statement for filing with the SEC.
Submitted by the Compensation and Human Resources Committee of Commerce Bancshares, Inc. Board of Directors:
Earl H. Devanny, III, Chairman
Terry O. Meek
W. Thomas Grant, II

EXECUTIVE COMPENSATION
The following table summarizes the total compensation paid or earned by each of our NEOs for the fiscal years ended December 31, 2013, 2012 and 2011.
Summary Compensation Table

		Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and NQDC Earnings	All Other Compen- sation	Total
Name & Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
David W. Kemper, CEO	2013	$896,073	$—	$1,196,948	$257,574	$949,959	$—	$168,433	$3,468,987
	2012	882,828	—	1,337,600	—	1,436,723	276,671	235,680	4,169,502
	2011	878,501	—	1,281,346	—	1,447,758	189,893	121,878	3,919,376
Charles G. Kim,	2013	415,080	—	827,619	76,322	264,214	—	57,981	1,641,216
Executive Vice President	2012	406,026	—	391,159	—	398,412	86,131	56,861	1,338,589
and CFO	2011	396,271	—	376,774	—	393,600	41,971	45,476	1,254,092
Kevin G. Barth,	2013	408,705	—	819,592	76,322	264,214	—	58,471	1,627,304
Executive Vice President	2012	380,650	—	387,016	—	373,511	81,438	56,408	1,279,023
	2011	370,020	—	375,445	—	369,000	40,031	45,817	1,200,313
Jonathan M. Kemper,	2013	462,287	—	519,115	124,016	318,558	—	70,936	1,494,912
Vice Chairman	2012	455,454	—	606,381	—	481,788	175,674	84,486	1,803,783
	2011	453,224	—	598,107	—	485,488	102,254	55,414	1,694,487
John W. Kemper,	2013	386,276	—	752,441	76,322	265,860	—	9,236	1,490,135
President and COO
_______________________________________

(1)
Amounts reflect the aggregate grant date fair value of restricted stock awards (both Long-Term Restricted Stock and Current Year Restricted Stock) granted in fiscal years 2013, 2012, and 2011, computed in accordance with FASB ASC Topic 718.

(2)	Amounts reflect the aggregate grant date fair value of SARs awards granted in fiscal years 2013, 2012, and 2011, computed in accordance with FASB ASC Topic 718.

(3)
Amounts reflect the cash incentive awards earned in fiscal years 2013, 2012, and 2011 and paid in the following year under the EICP, which is discussed in further detail under the heading “Annual Cash Incentive Compensation” in the section entitled Compensation Discussion and Analysis. Incentive awards elected to be deferred for 2013, 2012, and 2011, were as follows: Mr. Jonathan M. Kemper — $318,558, $481,788, and $200,000, respectively.

(4)
Amounts reflect the actuarial increase in the present value of benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See “Pension Benefits Narrative” for further information regarding the Company’s pension plans. For year 2013, the interest rate used in these calculations increased, resulting in a loss for our NEOs. The losses are shown as zero and were as follows: Messrs. David W. Kemper $32,350; Charles G. Kim $44,371; Kevin G. Barth $41,339; Jonathan M. Kemper $58,893; and John W. Kemper $0.

(5)	All Other Compensation is comprised of the following amounts:

Name	Year	401(k) Match	Premiums for Group Term Life Insurance	Company CERP Credits	Perquisites (a)	Total All Other Compensation
David W. Kemper	2013	$17,500	$3,564	$145,970	$1,399	$168,433
	2012	17,000	3,564	209,387	5,729	235,680
	2011	16,500	3,564	100,619	1,195	121,878
Charles G. Kim	2013	17,500	1,242	39,181	58	57,981
	2012	17,000	1,242	38,561	58	56,861
	2011	16,500	1,242	27,676	58	45,476
Kevin G. Barth	2013	17,500	1,242	36,992	2,737	58,471
	2012	17,000	1,242	35,062	3,104	56,408
	2011	16,500	1,242	25,409	2,666	45,817
Jonathan M. Kemper	2013	17,500	3,564	48,485	1,387	70,936
	2012	17,000	2,322	63,260	1,904	84,486
	2011	16,500	2,322	35,409	1,183	55,414
John W. Kemper	2013	8,750	486	—	—	9,236
_______________________________________

(a)
Perquisites include personal use related to club dues, long-term care insurance premiums paid by the Company and personal use of the Company airplane. We calculated the incremental cost of personal airplane usage based on the cost of fuel, landing fees, trip-related hangar costs, and incremental crew expenses. We also include other airplane-related expenses incurred or accrued pro-rata based on actual number of miles flown because we believe, on average, it fairly approximates our incremental costs of individual trips.

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Grants of Plan-Based Awards in 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
								Number of Shares of Stock or Units	Number of Securities Underlying Options
		Thres- hold	Target	Maxi- mum	Thres- hold	Target	Maxi- mum
Name	Grant Date	($)	($)(1)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Sh)	($)
David W. Kemper	1/30/2013							27,118			$—	(4)
	4/17/2013							79,102			—	(4)
	4/17/2013							32,209			1,196,948
	4/17/2013								37,788	$37.16	257,574
			$900,435
Charles G. Kim	2/8/2013							13,125			479,375
	4/17/2013							9,371			348,244
	4/17/2013								11,197	37.16	76,322
			250,440
Kevin G. Barth	2/8/2013							13,125			479,375
	4/17/2013							9,155			340,217
	4/17/2013								11,197	37.16	76,322
			250,440
Jonathan M. Kemper	4/17/2013							15,048			—	(4)
	4/17/2013							13,969			519,115
	4/17/2013								18,194	37.16	124,016
			301,951
John W. Kemper	2/8/2013							13,125			479,375
	4/17/2013							7,348			273,066
	4/17/2013								11,197	37.16	76,322
			252,000
_______________________________________

(1)
Represents the target amount payable under the EICP for 2013 performance. There was no threshold or maximum amount payable under the EICP if actual performance was less than or greater than target. For a description of the EICP, see “Annual Cash Incentive Compensation” in the section entitled Compensation Discussion and Analysis. The actual amount earned is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Amounts represent both Long-Term Restricted Stock and Current Year Restricted Stock granted under the 2005 Equity Incentive Plan, as described under “Long-Term Equity Awards” in the section entitled Compensation Discussion and Analysis.

(3)	Amounts represent SARs granted under the 2005 Equity Incentive Plan, as described under “Long-Term Equity Awards” in the section entitled Compensation Discussion and Analysis.

(4)
The shares of performance-contingent restricted stock were awarded to replace shares of unvested service-based restricted stock, which were canceled in connection with the performance-contingent restricted stock awards. For accounting purposes, the award of the performance-contingent restricted stock is treated as a modification of the original restricted stock grant. There was no incremental value associated with the award of the performance-contingent restricted stock.

*	All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2013.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (Number Exercisable)	Number of Securities Underlying Unexercised Options (Number Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	(#)(1)	(#)	($)		(#)		($)	(#)	($)
David W. Kemper	119,600			$35.29	2/2/2017
	130,990			$33.92	2/1/2018
		37,788		$37.16	4/17/2023
						170,268	(2)	$7,646,736
Charles G. Kim	22,158			$35.16	2/17/2016
	22,513			$35.29	2/2/2017
	26,196			$33.92	2/1/2018
		11,197		$37.16	4/17/2023
						61,077	(3)	$2,742,968
Kevin G. Barth	23,265			$30.40	1/28/2015
	22,158			$35.16	2/17/2016
	22,513			$35.29	2/2/2017
	26,196			$33.92	2/1/2018
		11,197		$37.16	4/17/2023
						60,704	(4)	$2,726,217
Jonathan M. Kemper	58,636			$30.63	3/5/2014
	55,844			$30.40	1/28/2015
	53,185			$35.16	2/17/2016
	50,653			$35.29	2/2/2017
	55,478			$33.92	2/1/2018
		18,194		$37.16	4/17/2023
						75,474	(5)	$3,389,537
John W. Kemper		11,197		$37.16	4/17/2023
						30,832	(6)	$1,384,665
_______________________________________

(1)
The amounts contain SARs granted on February 17, 2006, February 2, 2007, February 1, 2008 and April 17, 2013, with an expiration date of February 17, 2016, February 2, 2017, February 1, 2018 and April 17, 2023, respectively, in addition to nonqualified stock options. All substantive terms of the stock options are identical — 25% are exercisable at date of grant and an additional 25% exercisable on the next three anniversary dates thereof. SARs vest 25% on the first anniversary date after the date of grant and an additional 25% exercisable on the following three anniversary dates.

(2)
Represents restricted stock granted under equity compensation plans, which vests as to 14,136 shares on February 5, 2014; 13,246 shares on February 4, 2015; 9,039 shares on February 5, 2015; 15,287 shares on January 27, 2016; 8,913 shares on February 4, 2016; 9,042 shares on February 5, 2016; 10,418 shares on January 27, 2017; 8,916 shares on February 4, 2017; 18,799 shares on February 9, 2017; 20,794 shares on April 16, 2017; 10,418 shares on January 27, 2018; 9,922 shares on February 9, 2018; 11,415 shares on April 16, 2018; and 9,923 shares on February 9, 2019.

(3)
Represents restricted stock granted under equity compensation plans, which vests as to 3,106 shares on February 5, 2014; 2,709 shares on November 1, 2014; 3,175 shares on February 4, 2015; 1,807 shares on February 5, 2015; 4,447 shares on January 27, 2016; 2,025 shares on February 4, 2016; 1,809 shares on February 5, 2016; 3,087 shares on January 27, 2017; 2,028 shares on February 4, 2017; 5,421 shares on February 9, 2017; 6,161 shares on April 16, 2017; 3,087 shares on January 27, 2018; 4,375 shares on February 7, 2018; 2,940 shares on February 9, 2018; 3,210 shares on April 16, 2018; 4,375 shares on February 7, 2019; 2,940 shares on February 9, 2019; and 4,375 shares on February 7, 2020.

(4)
Represents restricted stock granted under equity compensation plans, which vests as to 3,105 shares on February 5, 2014; 2,709 shares on November 1, 2014; 3,175 shares on February 4, 2015; 1,807 shares on February 5, 2015; 4,411 shares on January 27, 2016; 2,025 shares on February 4, 2016; 1,809 shares on February 5, 2016; 3,087 shares on January 27, 2017; 2,028 shares on February 4, 2017; 5,301 shares on February 9, 2017; 6,161 shares on April 16, 2017; 3,087 shares on January 27, 2018; 4,375 shares on February 7, 2018; 2,940 shares on February 9, 2018; 2,994 shares on April 16, 2018; 4,375 shares on February 7, 2019; 2,940 shares on February 9, 2019; and 4,375 shares on February 7, 2020.

(5)
Represents restricted stock granted under equity compensation plans, which vests as to 5,704 shares on February 5, 2014; 5,660 shares on February 4, 2015; 3,828 shares on February 5, 2015; 6,829 shares on January 27, 2016; 4,052 shares on February 4, 2016; 3,828 shares on February 5, 2016; 5,016 shares on January 27, 2017; 4,054 shares on February 4, 2017; 7,963 shares on February 9, 2017; 10,011 shares on April 16, 2017; 5,016 shares on January 27, 2018; 4,777 shares on February 9, 2018; 3,958 shares on April 16, 2018; and 4,778 shares on February 9, 2019.

(6)
Represents restricted stock granted under equity compensation plans, which vests as to 3,194 shares on January 25, 2014; 304 shares on February 28, 2015; 964 shares on January 27, 2016; 303 shares on February 29, 2016; 964 shares on January 27, 2017; 1,524 shares on February 9, 2017; 303 shares on February 28, 2017; 6,161 shares on April 16, 2017; 965 shares on January 27, 2018; 4,375 shares on February 7, 2018; 919 shares on February 9, 2018; 1,187 shares on April 16, 2018; 4,375 shares on February 7, 2019; 919 shares on February 9, 2019; and 4,375 shares on February 7, 2020.

*	All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2013.

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David W. Kemper	125,580	$1,115,881	5,502	$198,334
Charles G. Kim	23,265	257,472	4,045	166,202
Kevin G. Barth	24,428	322,228	4,044	166,166
Jonathan M. Kemper	—	—	1,991	71,771
John W. Kemper	—	—	—	—
_______________________________________

(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

*	All share amounts in this table have been restated for the 5% stock dividend distributed in 2013.

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Pension Benefits in 2013

The following table summarizes information for the Retirement Plan and the "Pre-2005 Benefit" portion of the CERP for each of our NEOs.

		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)(2)	($)(3)	($)
David W. Kemper	Retirement Plan	25	$1,004,817	$—
	CERP(1)	25	1,282,765	—
Charles G. Kim	Retirement Plan	14	288,794	—
	CERP(1)	14	—	—
Kevin G. Barth	Retirement Plan	20	279,616	—
	CERP(1)	20	—	—
Jonathan M. Kemper	Retirement Plan	22	713,637	—
	CERP(1)	22	247,669	—
John W. Kemper	Retirement Plan	N/A	—	—
	CERP(1)	N/A	—	—
_______________________________________

(1)	Information presented pertains to the “Pre-2005 Benefit” portion of the CERP.

(2)
The “Number of Years of Credited Service” is less than actual years of service because service prior to membership in the plans and service after December 31, 2004 (the date the plans were frozen) is excluded from credited service. The actual years of service for Messrs. David W. Kemper, Charles G. Kim, Kevin G. Barth, Jonathan M. Kemper and John W. Kemper are 36, 24, 30, 32 and 6, respectively.

(3)	The present value of the benefits shown is based on a 4.55% interest rate and the RP2000 white collar mortality table projected to 2022 assuming benefits commence at normal retirement age of 65.
Pension Benefits Narrative
The Company maintains the Retirement Plan, which is a tax-qualified defined benefit plan that provides retirement benefits to all employees who completed one year of service and attained age 21 prior to July 1, 2004. Participation in the Retirement Plan was frozen on December 31, 2004, and benefits under the Retirement Plan were partially frozen on December 31, 2004, and fully frozen on December 31, 2010, as described below.
The Retirement Plan provides benefits based upon compensation, age and years of participation. Effective January 1, 1995, benefits were provided under a cash balance formula. Under this formula, a retirement account balance is maintained for each participant. At the end of each plan year beginning after December 31, 1994 and ending December 31, 2004, the participant’s account was credited with a cash balance amount equal to a percentage of compensation for the year plus the same percentage of compensation in excess of 50% of the Social Security taxable wage base for the year.
Compensation for this purpose is limited by Section 401(a)(17) of the Code ($205,000 in 2004). The applicable percentage is determined by the sum of the participant’s age and years of participation in the Retirement Plan at the beginning of the plan year, and ranged from 1% for a sum of less than 30 to 4% for a sum of 75 or more. Interest is credited to the participant’s account at the end of each plan year beginning after 1995 at a rate not less than 5% of the account balance at the end of the prior plan year. For 2013, the rate of interest was 5%. Beginning January 1, 2005, no additional cash balance credits will be applied to participants’ accounts. However, interest will continue to be credited to each participant’s account until retirement.
Effective December 31, 2010, the retirement benefits provided from the cash balance formula were frozen. The retirement account balance will be converted to a life annuity based on actuarial factors defined in the Retirement Plan on the later of the participant’s Normal Retirement Date (as defined in the Retirement Plan) or December 31, 2010. This change only impacts benefits for participants who work past their Normal Retirement Date as the interest credit will continue to apply until a participant’s Normal Retirement Date. At retirement, a participant may select from various annual benefit options based on actuarial factors defined in the Retirement Plan.

In addition to the cash balance formula described above, a participant will receive an annual benefit equal to his annual benefit accrued through December 31, 1994 under the Retirement Plan’s prior formula, adjusted for increases in the cost of living (but not in excess of 4% per year) for each year of participation after December 31, 1994. Effective December 31, 2010, the benefit under the Retirement Plan’s prior formula was also frozen. The final cost of living increase was given on December 31, 2010, and no future cost of living increases will be provided. Certain participants of the Retirement Plan, including NEOs, will receive a special minimum benefit based on the final five-year average compensation and years of service as of December 31, 2004.
This Retirement Plan is fully funded by the Company and participants become fully vested after three years of service. All of the participating NEOs are fully vested. The normal retirement age under the Retirement Plan is 65. Reduced benefits are available as early as age 55 with 10 years of service. Benefits are reduced based on the length of time prior to age 65 that retirement occurs. The reduction is 6.67% per year for each of the first five years of early retirement (age 60-64) plus an additional 3.33% per year for each of the next five years (ages 55-59). Of the NEOs, Messrs. David W. Kemper and Jonathan M. Kemper are currently eligible for early retirement.
The estimated annual accrued benefits under the Retirement Plan for Messrs. David W. Kemper, Charles G. Kim, Kevin G. Barth, Jonathan M. Kemper, and John W. Kemper are $85,701, $38,721, $36,530, $68,534, and $0, respectively. These benefits are shown in the form of an annual life annuity commencing at age 65.
Since January 1, 1995, the Company has maintained the CERP to provide a non-tax-qualified deferred compensation plan to a select group of executives whose benefits under the Retirement Plan are limited by the Code. The CERP is unfunded and benefits are payable from the assets of the Company. The Board of Directors has designated the CEO as a participant and the CEO has designated other executives, including the NEOs, as participants. The present value of the benefits shown in the table is based on a 4.55% interest rate and the RP2000 white collar employee mortality table projected to 2022 using Scale AA, assuming benefits commence at normal retirement age.
A participant’s benefit under the CERP is the sum of the “Pre-2005 Benefit” and the “Post-2004 Benefit.” A participant’s benefit under the Pre-2005 Benefit is the amount by which (1) exceeds (2), where (1) is the benefit that would be payable under the Retirement Plan if that benefit were calculated using the participant’s compensation including any incentive compensation deferred under a nonqualified deferred compensation plan maintained by the Company and without regard to the compensation limit of Section 401(a)(17) of the Code; and (2) is the benefit actually payable under the Retirement Plan. Consistent with the Retirement Plan, cash balance formula additions under the CERP were frozen effective January 1, 2005, and cost of living increases were discontinued effective December 31, 2010.
The estimated annual accrued benefit under the Pre-2005 Benefit for Messrs. David W. Kemper, Charles G. Kim, Kevin G. Barth, Jonathan M. Kemper, and John W. Kemper is $138,249, $0, $0, $30,055, and $0, respectively. The Pre-2005 Benefit is subject to the same retirement eligibility requirements and early retirement reductions as the Retirement Plan. These benefits are shown in the form of an annual life annuity commencing at age 65. Benefits are payable in the form of a lump sum or in annual installments for up to ten years at the election of the participant.
Benefits under the Post-2004 Benefit are in the form of a defined contribution plan, and are described in the narrative accompanying the Nonqualified Deferred Compensation table.

Nonqualified Deferred Compensation in 2013

The following table summarizes the contributions and earnings during 2013 for the deferred compensation portion of the EICP and the "Post-2004 Benefit" portion of the CERP.

		Executive Contributions in 2013	Company Credits in 2013	Aggregate Earnings in 2013	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/13
Name	Plan Name	($)	($)(2)	($)(3)	($)	($)
David W. Kemper	EICP	$—	$—	$143,946	$—	$530,803
	CERP(1)	—	145,970	44,877	—	1,088,110
Charles G. Kim	EICP	—	—	—	—	—
	CERP(1)	—	39,181	9,451	—	237,651
Kevin G. Barth	EICP	—	—	205,078	—	928,565
	CERP(1)	—	36,992	9,103	—	228,150
Jonathan M. Kemper	EICP	481,788	—	1,516,345	—	5,967,463
	CERP(1)	—	48,485	15,234	—	368,403
John W. Kemper	EICP	—	—	—	—	—
	CERP(1)	—	—	—	—	—
_______________________________________

(1)	Information presented pertains to the “Post-2004 Benefit” portion of the CERP.

(2)	Reflects Company contribution credits to the CERP in 2013. These amounts are included in the “All Other Compensation” column of the 2013 Summary Compensation Table.

(3)	No NEO received preferential or above-market earnings on deferred compensation.
Nonqualified Deferred Compensation Narrative
Our NEOs are eligible to participate in a deferred compensation plan that is a part of the EICP. The EICP allows the officers to contribute up to 100% of their annual cash incentive award to this plan and, therefore, defer income tax on these amounts. Participants can select from a number of investment options, which are generally available to other employees in the Company’s 401(k) plan, including a Company stock alternative, to which their deferrals will be credited. Each participant’s account is credited with earnings, or debited with losses, based on performance of those investment options. Benefits are payable in a lump sum or up to ten annual installments. Participants may not make withdrawals during employment.

The Post-2004 Benefit portion of the CERP provides for a Company contribution credit on the last day of each plan year beginning on and after January 1, 2005 equal to 7% of the participant’s eligible compensation above the pay limit imposed under the Code for purposes of the Company’s qualified 401(k) retirement plan (the “Participating Investment Plan”) for the year ($255,000 in 2013). The Company may make additional contribution credits to the extent that limitations were imposed on contributions by CERP participants to the Participating Investment Plan due to the nondiscrimination test of Code Section 401(m). Additional contributions made in 2013 were as follows: Messrs. David W. Kemper $275; Charles G. Kim $0; Kevin G. Barth $0; Jonathan M. Kemper $0; and John W. Kemper $0.
Eligible compensation for the Post-2004 Benefit portion of the CERP generally includes W-2 earnings. Eligible compensation for 2013 in excess of the pay limit imposed under the Code was as follows: Messrs. David W. Kemper $2,081,360; Charles G. Kim $559,734; Kevin G. Barth $528,458; Jonathan M. Kemper $692,639; and John W. Kemper $0.
Each year the Company will credit or debit the participant’s Post-2004 CERP account to reflect deemed earnings. The current rate of earnings credit is fixed at 5%, which corresponds to the rate of interest earned on the cash balance accounts of participants in the Retirement Plan. The Retirement Committee, which is an internal committee of employees, reviews this rate of interest annually. Benefits are payable in the form of a lump sum or annual installments for up to ten years pursuant to the election of the participant.
Employment Agreements and Elements of Post-Termination Compensation
We do not have employment agreements with our NEOs. However, there are several arrangements that provide post-termination benefits.
Change of Control Severance Agreements
The Company has in place a severance agreement (“Severance Agreement”) with each NEO, except for John W. Kemper, which provides for payments and certain benefits (which payments and benefits shall be referred to as the “Severance Benefits”) in the event of a “Qualifying Termination” in connection with a “Change of Control.”
For purposes of the Severance Agreement, “Change of Control” means:

•
Any Person (as defined in Section 3(a)(9) of the Exchange Act, with certain exclusions provided for in the Severance Agreement) who becomes the “beneficial owner,” directly or indirectly, of 20% of the Company’s outstanding shares or the combined voting power of the then outstanding shares of the Company; or

•
Individuals who on the date of the Severance Agreement constituted the Board or any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by at least two-thirds of the directors then still in office who were either directors on the date of the Severance Agreement or whose appointment, election or nomination was previously approved, shall fail to constitute the majority of the Board of Directors; or

•
There is consummated a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation in which the combined voting power immediately after the merger or consolidation was at least 80% of the same combined voting power immediately prior to the merger or consolidation or (ii) the merger or consolidation was for the purpose of the recapitalization of the Company in which no person is or becomes the beneficial owner of 20% or more of the outstanding shares of the Company or the combined voting power of the Company’s outstanding securities; or

•
The shareholders approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity that has at least 80% of the combined voting securities owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Qualifying Termination” means:

•
Within twelve months prior to a Change of Control, the NEO’s employment is terminated by the Company under circumstances not constituting Cause and in contemplation of, or caused by, the Change of Control, such Change of Control is pending at the time of termination, and the Change of Control actually occurs; or

•
Within three years following a Change of Control, the NEO’s employment is involuntarily terminated by the Company under circumstances not constituting Cause, the successor company fails or refuses to assume the obligations of the Company under the Severance Agreement, or the Company or any successor company breaches any provisions of the Severance Agreement; or

•	A voluntary termination of employment by the NEO under circumstances constituting “Good Reason” within three years following a Change of Control; or

•	A voluntary termination of employment by an NEO for any reason within the period beginning on the first anniversary of the Change of Control and ending thirty days after such date.
“Cause” means willful misconduct or conduct by the NEO that was knowingly fraudulent or deliberately dishonest.
“Good Reason” means (i) the NEO, in his reasonable judgment, determines that his duties have been materially reduced in terms of authority and responsibility from those existing immediately prior to the Change of Control; or (ii) the NEO is required to be based at a location that is thirty-five or more miles farther from his primary residence at the time of the requirement than it was prior thereto; or (iii) there is a reduction in the NEO’s base salary to an amount that is less than the base salary in effect twelve months prior to the Change of Control; or (iv) there is a material reduction in the NEO’s level of participation in any of the Company’s incentive compensation plans, benefit plans, policies, practices or arrangements in which the NEO participated immediately prior to the Change of Control and such reduction is not consistent with the average level of participation by other executives who have a similar position.
“Severance Period” means a number of whole and fractional years equal to the lesser of: (a) three or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve.
In the event that an NEO becomes entitled to Severance Benefits, the Company shall pay to or provide the NEO with the following:

•
A lump sum payment equal to the product of: (i) the Severance Period, multiplied by (ii) the sum of the NEO’s base salary in effect 12 months prior to the Change of Control and the NEO’s average bonus for the three completed fiscal years of the Company preceding the fiscal year in which the Change of Control occurs;

•
A lump sum payment equal to the greater of the NEO’s actual bonus for the fiscal year of the Company preceding the fiscal year in which the Change of Control occurs or the NEO’s target bonus for the fiscal year of the Company in which a Qualifying Termination occurs, calculated with the assumption that both the Company and the NEO achieved all performance objectives required to earn the target bonus, and prorated based on the number of days elapsed in the Company’s fiscal year during which employment terminates;

•
Continuation of health, life and disability insurance to the NEO during the Severance Period at a cost to the NEO equal to the amount paid by similarly situated active employees at the time of the earliest event that could constitute “Good Reason.” To the extent such benefits are taxable, there is a gross up for taxes;

•
The opportunity to borrow, to the extent permitted by applicable law, from the Company or an affiliate thereof, for an interest rate set by the NEO (which may be zero), an amount equal to the sum of the NEO’s outstanding stock options and taxes resulting from the exercise and the vesting of the NEO’s restricted stock, with repayment required upon the passage of 180 consecutive days of the NEO being able to sell stock acquired by the exercise and being able to sell vested, restricted stock without restriction; and

•	Reimbursement for the costs, if any, of outplacement services obtained by the NEO following a Qualifying Termination.
In the event that any payments are subject to the application of any tax pursuant to Section 4999 the Code (an “Excise Tax”), the Company shall also pay to the NEO an additional amount sufficient to make the net amount payable to the NEO the same as the NEO would have received had the Excise Tax not been imposed. The Company will reimburse the NEO for all fees, expenses and costs incurred in connection with any Excise Tax; however, at its February 10, 2012 meeting, the Board, by resolution, adopted a policy not to offer a gross up for taxes related to severance payments paid in connection with a change of control of the Company to any employee to whom the Company has not made such a commitment prior to the date of the resolution.
The Severance Benefits are reduced by any other severance benefits or damages for termination paid or owed to the NEO, if such offset would not result in additional tax, interest or penalties pursuant to Section 409A of the Code.
The Company is obligated to pay any attorneys’ fees and costs incurred in connection with any dispute concerning the Severance Agreement unless the dispute by the NEO is frivolous.

Restricted Stock, Stock Options and Stock Appreciation Rights
Our outstanding unvested restricted stock grants are normally forfeited upon termination of employment; however, there are special vesting rules in the case of death, disability or retirement. In the case of death or disability, outstanding unvested restricted stock immediately vests in the same proportion that the number of full and partial months from the date of grant to the date of death or disability bears to the total restriction period applicable to the award. In the case of “retirement,” the same pro rata vesting provision applies, except the vesting is not effective until the last day of the restriction period applicable to the award and vesting remains subject to the Company satisfying any Company performance condition on vesting. For grants issued before April 20, 2005, “retirement” means termination of employment after attaining age 60 and agreeing to certain non-competition provisions. In the case of restricted stock issued after April 20, 2005, “retirement” means termination of employment after attaining age 60 and having at least ten years of service (non-competition agreements are no longer included in the definition of “retirement” in the plan document, but signing a non-competition agreement has been a condition precedent to restricted stock grants awarded after April 20, 2005). In addition, otherwise unvested outstanding restricted stock, stock appreciation rights and options immediately vest upon the occurrence of a change of control. For this purpose “change of control” has the same meaning as applies for purposes of the Change of Control Severance Agreements (see “Change of Control Severance Agreements” under “Employment Agreements and Elements of Post-Termination Compensation”), except different dates are used for determining the incumbent board of directors.
Deferred Compensation
The CERP and EICP provide for payments of nonqualified deferred compensation after termination of employment. See “Pension Benefits Narrative” and “Nonqualified Deferred Compensation Narrative” for a description of those arrangements.
Long-Term Disability
The NEOs generally have the same long-term disability benefit as all salaried employees, except that the definition of “disability” for the NEOs is more favorable because the benefit after the first 36 months of disability for salaried employees who are not vice presidents or above is based on a more restrictive definition of disability than the one that applies to vice presidents and above.
Commerce Retirement Plan
The qualified defined benefit pension plan was frozen and closed to new participants January 1, 2004, so not all salaried employees participate. The NEOs, except for John W. Kemper, participate in this plan and receive earnings credits to their cash balance accounts. See “Pension Benefits Narrative” for a description of this arrangement.
Potential Payments upon Termination or Change of Control

The following table assumes the relevant triggering event occurred on December 31, 2013.

Executive Benefits and Payments upon Termination	Voluntary Termination	Normal Retirement	Death	Disability	Qualified Termination After a Change of Control
David W. Kemper
Compensation:
Salary	$—	$—	$—	$—	$4,041,210	(1)
Bonus	—	—	—	—	1,436,723	(2)
SARs/option awards	—	—	—	—	292,857	(3)
Restricted stock awards	—	3,827,095	3,827,095	3,827,095	7,646,736	(4)
EICP/CERP	1,618,913	1,618,913	1,618,913	1,618,913	1,618,913	(5)
Excise tax reimbursement	—	—	—	—	3,621,071	(6)
Benefits:
Retirement plan	2,287,582	2,287,582	1,063,154	2,287,582	2,287,582	(7)
Post-termination insurance premiums	—	—	—	—	34,941	(8)
Total	$3,906,495	$7,733,590	$6,509,162	$7,733,590	$20,980,033

Executive Benefits and Payments upon Termination	Voluntary Termination	Normal Retirement	Death	Disability	Qualified Termination After a Change of Control
Charles G. Kim
Compensation:
Salary	$—	$—	$—	$—	$2,251,055	(1)
Bonus	—	—	—	—	398,412	(2)
SARs/option awards	—	—	—	—	86,777	(3)
Restricted stock awards	—	1,162,361	1,162,361	1,162,361	2,742,968	(4)
EICP/CERP	237,651	237,651	237,651	237,651	237,651	(5)
Excise tax reimbursement	—	—	—	—	1,824,855	(6)
Benefits:
Retirement plan	288,794	288,794	134,217	288,794	288,794	(7)
Post-termination insurance premiums	—	—	—	—	53,385	(8)
Total	$526,445	$1,688,806	$1,534,229	$1,688,806	$7,883,897
Kevin G. Barth
Compensation:
Salary	$—	$—	$—	$—	$2,126,739	(1)
Bonus	—	—	—	—	373,511	(2)
SARs/option awards	—	—	—	—	86,777	(3)
Restricted stock awards	—	1,157,959	1,157,959	1,157,959	2,726,217	(4)
EICP/CERP	1,156,715	1,156,715	1,156,715	1,156,715	1,156,715	(5)
Excise tax reimbursement	—	—	—	—	1,772,104	(6)
Benefits:
Retirement plan	279,616	279,616	129,952	279,616	279,616	(7)
Post-termination insurance premiums	—	—	—	—	54,431	(8)
Total	$1,436,331	$2,594,290	$2,444,626	$2,594,290	$8,576,110
Jonathan M. Kemper
Compensation:
Salary	$—	$—	$—	$—	$2,628,870	(1)
Bonus	—	—	—	—	481,788	(2)
SARs/option awards	—	—	—	—	141,004	(3)
Restricted stock awards	—	1,678,017	1,678,017	1,678,017	3,389,537	(4)
EICP/CERP	6,335,866	6,335,866	6,335,866	6,335,866	6,335,866	(5)
Excise tax reimbursement	—	—	—	—	2,076,672	(6)
Benefits:
Retirement plan	961,306	961,306	446,767	961,306	961,306	(7)
Post-termination insurance premiums	—	—	—	—	54,431	(8)
Total	$7,297,172	$8,975,189	$8,460,650	$8,975,189	$16,069,474

Executive Benefits and Payments upon Termination	Voluntary Termination	Normal Retirement	Death	Disability	Qualified Termination After a Change of Control
John W. Kemper
Compensation:
Salary	$—	$—	$—	$—	$—	(1)
Bonus	—	—	—	—	—	(2)
SARs/option awards	—	—	—	—	86,777	(3)
Restricted stock awards	—	428,352	428,352	428,352	1,384,665	(4)
EICP/CERP	—	—	—	—	—	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	—	—	—	—	—	(7)
Post-termination insurance premiums	—	—	—	—	—	(8)
Total	$—	$428,352	$428,352	$428,352	$1,471,442
_______________________________________

(1)
Salary is calculated as the sum of the prior year base salary plus the average bonus for the prior 3 years, times the "Severance Period" which means the lesser of: (a) three or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve, and is payable upon a qualifying termination.

(2)
Bonus amount is the greater of (a) the 2012 annual cash incentive paid in 2013, or (b) the 2013 target annual cash incentive under the EICP, not prorated. In all cases the bonus amount is the 2012 annual cash incentive paid in 2013.

(3)
Under a Change of Control, all unvested SARs and options would become immediately vested. The amount shown is the excess of the market price of our common stock at December 31, 2013 over the exercise price of all unvested SARs and options.

(4)	It is assumed that all NEOs are eligible for the special vesting rules as of December 31, 2013. Amounts are based on the prorated vested shares at market price at December 31, 2013.

(5)
The payment under the EICP/CERP is the aggregate balance in their deferred compensation plan that is assumed to be paid upon either voluntary termination, retirement, death, disability or a Change of Control.

(6)
Under a Change of Control, the Company is required to reimburse the NEO for any excise taxes that may be imposed and any other fees and expenses. It was determined that Messrs. David W. Kemper, Charles G. Kim, Kevin G. Barth and Jonathan M. Kemper would be eligible for such payments.

(7)	Benefits payable under the Retirement Plan are assumed to commence at age 65. The benefit upon death is calculated as a portion of the normal benefit.

(8)	This amount reflects the net present value of estimated insurance payments to be made by the Company for the NEOs, plus a gross up for taxes, during the Severance Period.

Equity Compensation Plan Information
The following table provides information as of December 31, 2013, with respect to compensation plans under which common shares of Commerce Bancshares, Inc. are authorized for issuance to certain officers in exchange for services provided. These compensation plans include: (1) the Commerce Bancshares, Inc. 2005 Equity Incentive Plan, (2) the Commerce Bancshares, Inc. 1996 Incentive Stock Option Plan, (3) the Commerce Bancshares, Inc. Restricted Stock Plan, (4) the Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors (“Director Plan”) and (5) the Commerce Bancshares, Inc. Executive Incentive Compensation Plan (“EICP”). As of January 1, 2006, all equity based awards granted to the executive officers were granted pursuant to the 2005 Equity Incentive Plan. All of these compensation plans were approved by the Company’s shareholders.

Plan Category	(a) Number of Common Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by shareholders	980,574	(1)	$32.49	(2)	4,047,745	(3)
Equity compensation plans not approved by shareholders	—		—		—
Total	980,574		$32.49		4,047,745
_______________________________________

(1)
Includes 452,323 common shares issuable upon exercise of options, and 400,640 shares issuable upon exercise of stock appreciation rights, granted under the equity compensation plans. Issuable shares from stock appreciation rights were computed on a net basis using the fair market value of Common Stock at December 31, 2013. Also included are 127,611 common shares allocated to participants’ accounts under the EICP.

(2)	Represents the weighted average exercise price of outstanding options and SARs under the equity compensation plans.

(3)	Includes 3,729,477 common shares remaining available under the 2005 Equity Incentive Plan, 137,337 shares available under the Director Plan, and 180,931 shares under the EICP.

Compensation and Human Resources Committee Interlocks and Insider Participation
During 2013, the Compensation and Human Resources Committee consisted of Messrs. Earl H. Devanny, III (Chairman), Terry O. Meek and W. Thomas Grant, II. All members of the Committee were independent members of the Board of Directors of the Company. None of the members of the Compensation and Human Resources Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that was elected to the Board or the Compensation and Human Resources Committee, except that during 2013, Mr. David W. Kemper served on the board of directors of The Crawford Group, Inc. Mr. Andrew C. Taylor is the Chairman and Chief Executive Officer of The Crawford Group, Inc.

AUDIT COMMITTEE REPORT
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's accounting, auditing and financial reporting processes, the Company's loan review function and the Company's enterprise risk management. As noted under the "Corporate Governance" and "Director Independence" sections of this Proxy Statement, the Board of Directors has determined that all members of the Audit Committee are “independent” within the meaning of SEC Rule 10A-3 and the NASDAQ listing rules. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on July 26, 2013. As set forth in the Charter, management of the Company is responsible for establishing and maintaining the Company's internal control over financial reporting and for preparing the Company's financial statements in accordance with generally accepted accounting principles and applicable laws and regulations. Management is also responsible for conducting an evaluation of the effectiveness of the internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP, the independent auditor for the Company. KPMG LLP is responsible for performing an independent audit of the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on the Company's internal controls over financial reporting.
Members of the Audit Committee include Benjamin F. Rassieur, III (Chairman), James B. Hebenstreit, Terry D. Bassham, Todd R. Schnuck, John R. Capps, and Kimberly G. Walker. The Board has determined that Mr. Hebenstreit is an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee's responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by: (i) management, which has primary responsibility for establishing and maintaining appropriate internal financial controls over financial reporting, and for Commerce Bancshares, Inc. financial statements and reports and (ii) the external auditor, which is responsible for expressing an opinion that the financial statements have been prepared in accordance with generally accepted accounting principles, that management's assessment that the Company maintained effective internal control over financial reporting is fairly stated, and that the audit of the Company's financial statements by the external auditor has been carried out in accordance with Standards of the Public Company Accounting Oversight Board (PCAOB).
In this context the Audit Committee has considered and discussed the audited financial statements and management's assessment on internal control over financial reporting with management and the independent auditors as of December 31, 2013. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has considered the compatibility of non-audit services with the auditors' independence and has discussed with the external auditors their independence.
Based on the reviews and discussions described in this report, and exercising the Audit Committee's business judgment, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.
The Audit Committee has selected KPMG LLP as the Company’s external auditors for fiscal 2014 and has approved submitting the selection of the independent external auditors for ratification by the shareholders. Audit, audit-related and any permitted non-audit services provided to the Company by KPMG LLP are subject to pre-approval by the Audit Committee. All fees paid in 2013 were pre-approved by the Audit Committee.

Submitted by the Audit Committee of the Company’s Board of Directors:

Benjamin F. Rassieur, III Todd R. Schnuck	James B. Hebenstreit John R. Capps	Terry D. Bassham Kimberly G. Walker
Pre-approval of Services by the External Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services provided by the Company's Independent Registered Public Accounting Firm. Annually the Audit Committee will review and approve the audit services to be performed along with other permitted services including audit-related and tax services to be provided by its external auditor. The Audit Committee may pre-approve certain recurring designated services where appropriate and services for individual projects that do not exceed $25,000.
Proposed engagements that do not meet these criteria may be presented to the Audit Committee at its next regular meeting or, if earlier consideration is required, to one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the next regular Audit Committee meeting. The Audit Committee will regularly review summary reports detailing all services provided to the Company by its external auditor.
Fees Paid to KPMG LLP
The following is a summary of fees billed by KPMG LLP for professional services rendered during the fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit fees	$954,074	$828,994
Audit-related fees	161,208	173,956
Tax fees	216,916	242,355
All other fees	—	—
Total	$1,332,198	$1,245,305
The audit fees billed by KPMG LLP are for professional services rendered for the audits of the Company’s annual consolidated financial statements and the audit of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2013 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year. In 2013 KPMG LLP also performed audits for both years on several private equity subsidiaries, a brokerage subsidiary, a mortgage-banking subsidiary, the Company's pension and 401k benefit plans, and provided miscellaneous accounting research and advice.
Audit-related fees are mainly for services rendered for agreed upon examination procedures relating to the Company’s trust and lockbox operations and the Company's mortgage banking operation. Tax fees are for services including both review and preparation of corporate income tax returns and tax consulting services.

PROPOSAL TWO
RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2014

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Company is responsible for the selection and approval of the Company’s independent registered public accountants for the purpose of the examination and audit of the Company’s financial statements for 2014. The Audit Committee has also adopted a procedure for the pre-approval of non-audit services. The Audit Committee has selected and the Board of Directors has ratified the selection of KPMG LLP as the firm to conduct the audit of the financial statements of the Company and its subsidiaries for 2014. This selection is presented to the shareholders for ratification; however, the failure of the shareholders to ratify the selection will not change the engagement of KPMG LLP for 2014. The Audit Committee will consider the vote of the shareholders for future engagements. Representatives of KPMG LLP are expected to be present at the Meeting and will be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement.

The Board of Directors Recommends a Vote FOR the Ratification of the Selection of KPMG LLP as the Company's Independent Registered Public Accountant for 2014.
PROPOSAL THREE
SAY ON PAY --- ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
The following proposal is an advisory, non-binding vote on the compensation of the Company’s named executive officers as required by Section 14A of the Exchange Act which was added by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and by rules of the SEC. Shareholders are being asked to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement. The vote is not binding on the Company.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in a highly regulated industry and in competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Please refer to the section entitled Compensation Discussion and Analysis for a thorough discussion of the Company’s executive compensation program. As an advisory vote, this proposal is not binding on the Company; however, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
At the 2011 annual meeting, the shareholders had the opportunity, on a non-binding basis, to inform the Company on how often shareholders wish to include a "say-on-pay" proposal in the Company's proxy statements. The Board recommended, and the shareholders approved (on a non-binding basis), a "say-on-pay" vote on an annual basis. Accordingly, the Board determined that a "say-on-pay" vote would be held annually. The next "say-on-pay" vote will therefore be held at the Company's 2015 annual meeting.

The Board of Directors Recommends a Vote FOR the proposal to approve the Company's executive compensation.

PROPOSAL FOUR

APPROVE THE AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

The Board of Directors has unanimously approved and recommends that the shareholders adopt an amendment to the Articles of Incorporation of the Company which would increase the authorized number of shares of common stock which the Company would have the power to issue.

The first paragraph of ARTICLE III of the Articles of Incorporation presently provides that the Company is authorized to issue 2,000,000 shares of preferred stock of the par value of $1 per share and 100,000,000 shares of common stock of the par value of $5 per share. The proposed amendment to this paragraph of ARTICLE III would provide that the maximum number of shares which the Company is authorized to issue shall be 2,000,000 shares of preferred stock of the par value of $1 per share and 120,000,000 shares of common stock of the par value of $5 per share.

Of the 100,000,000 shares of common stock, $5 par value, presently authorized under the Articles of Incorporation, approximately 96,008,776 shares were issued and outstanding as of December 31, 2013. All of the remaining 3,991,224 authorized shares of common stock (including 235,986 shares of treasury stock), have been reserved for issuance under the Company's equity compensation plans. Although the Company has no definitive plan for the issuance of any additional authorized shares of common stock, the authorization of additional shares of common stock would permit the issuance of shares of common stock for future stock dividends, stock splits, raising capital, stock issuances under equity compensation plans, possible acquisitions, and other appropriate corporate purposes. The Board of Directors believes that failure to approve this proposal would seriously restrict the Company's ability to manage its capital needs to the detriment of shareholders' interests. The Board of Directors believes that increasing the authorized number of shares of common stock will help the Company to meet its future needs and give it better flexibility in responding quickly to advantageous business opportunities.

This amendment to the Articles of Incorporation might be viewed as having the effect of discouraging attempts to take over control of the Company since the issuance of such shares could be used to dilute the stock ownership of persons seeking to obtain control and increase the cost for any such person. However, as previous explained, this is not the purpose of the proposed amendment.

The proposed amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding. It is not anticipated that the Company will seek authorization from its shareholders for the issuance of such additional shares from time to time unless required by applicable laws. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

The proposed amendment would cause the first paragraph of ARTICLE III of the Articles of Incorporation to be amended to read as follows:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue is 122,000,000 shares, consisting of (i) 2,000,000 shares of preferred stock of the par value of $1 per share and (ii) 120,000,000 shares of common stock of the par value of $5 per share."

If the proposal to amend the Articles of Incorporation is approved, then it will become effective upon filing of an amendment to the Articles of Incorporation with the Secretary of State of the State of Missouri, which filing would be made promptly after the meeting.

If the proposal to amend the Articles of Incorporation is not approved by the shareholders, it is anticipated the Board of Directors would resubmit the proposal to the shareholders in the future.

The Board of Directors Recommends a Vote FOR the approval of the amendment to the Company's Articles of Incorporation to increase the number of shares of authorized common stock.

OTHER MATTERS
The management of the Company does not know of any matter or business to come before the meeting other than that referred to in the notice of meeting but it is intended that, as to any such other matter or business, the person named in the accompanying proxy will vote said proxy in accordance with the judgment of the person or persons voting the same.
ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT
Shareholders of record can view the proxy statement and the 2013 annual report as well as vote their shares at www.envisionreports.com/CBSH. Shareholders who hold their Company stock through a bank, broker or other holder of record may view the proxy statement and 2013 annual report at www.edocumentview.com/CBSH.
The proxy statement and the 2013 annual report are also available on the Company’s Internet site at
www.commercebank.com/ir.
Most Shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Shareholders of record can choose this option and save the Company the cost of producing and mailing these documents by enrolling for electronic delivery at Computershare’s investor website http://www.computershare.com/investor. Just use your existing login ID and Password or create a new login ID and Password and follow the prompts to “Enroll in Electronic Delivery.” Shareholders who choose to view future proxy statements and annual reports over the Internet will receive an email message next year from the Company with instructions containing the Internet address of those materials. The election may be withdrawn at any time by accessing your account on the website and changing the election. Shareholders do not have to elect Internet access each year.
Employee PIP (401K) shareholders who have a company email address and online access will automatically be enrolled to receive the annual report and proxy statement over the Internet unless they choose to opt out.
Shareholders who hold their Company stock through a bank, broker or other holder of record, should refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.
The Company undertakes to provide without charge to each person solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K, including the financial statements and financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act for the Company's most recent fiscal year. Written requests should be directed to Commerce Bancshares, Inc., attn: Jeffery D. Aberdeen, Controller, 1000 Walnut Street, Kansas City, MO 64106.
By Order of the Board of Directors
Thomas J. Noack
Secretary
March 12, 2014

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APPENDIX A

PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

ARTICLE III

The total number of shares of all classes of stock which the corporation shall have authority to issue is ~~102,000,000~~ 122,000,000 shares, consisting of

(i) 2,000,000 shares of Preferred Stock of the par value of $1 per share, and

(ii) ~~100,000,000~~ 120,000,000 shares of Common Stock of the par value of $5 per share.

The voting powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, of the classes of stock of the corporation which are fixed by these Articles of Incorporation, and the authority vested in the Board of Directors to fix by resolution or resolutions providing for the issue of preferred stock the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of Preferred Stock which are not fixed by these Articles of Incorporation are as follows:

(a) The Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by letter or descriptive words. All series of Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of paragraph (b) of this Article III. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

(b) Authority is hereby vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and in connection with the creation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the voting powers, if any, the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series to the full extent now or hereafter permitted by these Articles of Incorporation and the laws of the State of Missouri, in respect of the matters set forth in the following subparagraphs (1) to (9), inclusive:

(1) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2) the dividend rate of such series and any limitations, restrictions or conditions on the payment of dividends, subject to paragraph (c) of this Article III;

(3) the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed by the corporation;

(4) the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution or winding up of the corporation;

(5) whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series and, if so entitled, the amount of such fund and the manner of its application;

(6) whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the corporation or shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(7) whether or not the shares of such series shall have any voting powers and, if voting powers are so granted, the extent of such voting powers;

(8) whether or not the shares of such series shall be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation or any subsidiary, upon the issue of any additional Preferred Stock (including additional shares of such series or of any other series), and upon the payment of dividends (in addition to those provided in paragraphs (c) and (d) of this Article III) or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of, any outstanding stock of the corporation; and

(9) such other preferences, rights, restrictions and qualifications as shall not be inconsistent herewith.

(c) The holders of Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, dividends in cash at the rate for such series fixed by the Board of Directors as provided in paragraph (b) of this Article III, and no more, payable quarterly on the first days of January, April, July and October or of such other months as may be designated by the Board of Directors (each of the quarterly periods ending on the first day of January, April, July and October in each year, or on the first days of such other months, respectively, being hereinafter called a dividend period), in each case from the date of cumulation (as defined in paragraph (h) of this Article III) of such series. Except as may otherwise be provided in the resolution or resolutions providing for the issue of any given series of Preferred Stock, dividends on Preferred Stock shall be cumulative (whether or not there shall be net profits or net assets of the corporation legally available for the payment of such dividends) so that, if at any time full cumulative dividends (as defined in paragraph (h) of this Article III) upon the Preferred Stock of all series to the end of the last completed dividend period shall not have been paid or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency shall be fully paid, but without interest, or dividends in such amount shall have been declared on each such series and a sum sufficient for the payment thereof shall have been set apart for such payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of Preferred Stock of any series (either pursuant to any applicable sinking fund provisions or any redemption authorized pursuant to paragraph (g) of this Article III or otherwise) or set aside for or applied to the purchase of Common Stock and before any dividend shall be paid or any other distribution made upon the Common Stock (other than a dividend payable in Common Stock); provided, however, that any moneys deposited in the sinking fund provided for any series of Preferred Stock in the resolution or resolutions providing for the issue of shares of said series, in compliance with the provisions of such sinking fund and of this paragraph (c), may thereafter be applied to the purchase or redemption of Preferred Stock in accordance with the terms of such sinking fund whether or not at the time of such application full cumulative dividends upon the outstanding Preferred Stock of all series to the end of the last completed dividend period shall have been paid or declared and set apart for payment. All dividends declared upon the Preferred Stock of the respective series outstanding shall be declared pro rata, so that the amounts of dividends declared per share on the Preferred Stock of different series shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of such respective series bear to each other.

(d) Before any sum or sums shall be set aside for or applied to the purchase of Common Stock and before any dividends shall be paid or any distribution ordered or made upon the Common Stock (other than a dividend payable in Common Stock), the corporation shall comply with the sinking fund provisions, if any, of any resolution or resolutions providing for the issue of any series of Preferred Stock any shares of which shall at the time be outstanding.

(e) Subject to the provisions of paragraph (c) and (d) of this Article III, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

(f) In the event of any liquidation, dissolution or winding up of the corporation, the holders of Preferred Stock of each series then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock, an amount determined as provided in paragraph (b) of this Article III for every share of their holdings of Preferred Stock of such series. If upon any liquidation, dissolution or winding up of the corporation the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the holders of Preferred Stock of all series the full amounts to which they respectively shall be entitled, the holders of Preferred Stock of all series shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to Preferred Stock of all series were paid in full. In the event of any liquidation, dissolution or winding up of the corporation, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the corporation available for distribution to its stockholders. Neither the merger or consolidation of the corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the corporation, nor the sale, transfer or lease of all or substantially all of the assets of the corporation, shall be deemed to be a liquidation, dissolution or winding up of the corporation.

(g) Subject to any requirements which may be applicable to the redemption of any given series of Preferred Stock as provided in any resolution or resolutions providing for the issue of such series of Preferred Stock, the Preferred Stock of all series, or of any series thereof, or any part of any series thereof, at any time outstanding, may be redeemed by the corporation at its election expressed by resolution of the Board of Directors, at any time or from time to time, upon not less than 30 days' previous notice to the holders of record of Preferred Stock to be redeemed, given by mail in such manner as may be prescribed by resolution or resolutions of the Board of Directors:

(1) if such redemption shall be otherwise than by the application of moneys in any sinking fund referred to in paragraph (d) of this Article III, at the redemption price, fixed as provided in paragraph (b) of this Article III, at which shares of Preferred Stock of the particular series may then be redeemed at the option of the corporation, and

(2) if such redemption shall be by the application of moneys in any sinking fund referred to in paragraph (d) of this Article III, at the redemption price, fixed as provided in paragraph (b) of this Article III, at which shares of Preferred Stock of the particular series may then be redeemed for such sinking fund;

provided, however, that, before any Preferred Stock of any series shall be redeemed at said redemption price thereof specified in clause (1) of this paragraph (g), all moneys at the time in the sinking fund, if any, for Preferred Stock of that series shall first be applied, as nearly as may be, to the purchase or redemption of Preferred Stock of that series as provided in the resolution or resolutions of the Board of Directors providing for such sinking fund. If less than all the outstanding shares of Preferred Stock of any series are to be redeemed, the redemption may be made either by lot or pro rata in such manner as may be prescribed by resolution of the Board of Directors. The corporation may, if it shall so elect, provide moneys for the payment of the redemption price by depositing the amount thereof for the account of the holders of Preferred Stock entitled thereto with a bank or trust company doing business in Kansas City, Missouri and having capital and surplus of at least $5,000,000. The date upon which such deposit may be made by the corporation (hereinafter called the "date of deposit") shall be prior to the date fixed as the date of redemption but not earlier than the date on which notice thereof shall be given. In any such case there shall be included in the notice of redemption a statement of the date of deposit and of the name and address of the bank or trust company with which the deposit has been or will be made. On and after the date fixed in any such notice of redemption as the date of redemption (unless default shall be made by the corporation in providing moneys for the payment of the redemption price pursuant to such notice) or, if the corporation shall have made such deposit on or before the date specified therefor in the notice, then on and after the date of deposit, all rights of the holders of the Preferred Stock to be redeemed as stockholders of the corporation, except the right to receive the redemption price as hereinafter provided, and, in the case of such deposit, any conversion rights not theretofore expired, shall cease and terminate. Such conversion rights, however, in any event shall cease and terminate upon the date fixed for redemption or upon any earlier date fixed by the Board of Directors pursuant to para-graph (b) of this Article III for termination of such conversation rights. Anything herein contained to the contrary notwithstanding, said redemption price shall include an amount equal to accrued dividends on the Preferred Stock to be redeemed to the date fixed for the redemption thereof and the corporation shall not be required to declare or pay on such Preferred Stock to be redeemed, and the holders thereof shall not be entitled to receive, any dividends in addition to those thus included in the redemption price, provided, however, that the corporation may pay in regular course any dividends thus included in the redemption price either to the holders of record on the record date fixed for the determination of stockholders entitled to receive such dividends (in which event anything to the contrary notwithstanding, the amount so deposited need not include any dividends so paid or to be paid) or as a part of the redemption price upon surrender of the certificates for the shares redeemed. At any time on or after the date fixed as aforesaid for such redemption or, if the corporation shall elect to deposit the moneys for such redemption as herein provided, then at any time on or after the date of deposit, and without awaiting the date fixed as aforesaid for such redemption, the respective holders of record of the Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the corporation, or, in the event of such deposit, to the bank or trust company with which such deposit shall be made, of certificates for the shares to be redeemed, such certificates, if required, to be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank. Any funds deposited as aforesaid which shall not be required for such redemption, because of the exercise of any right of conversion or otherwise subsequent to the date of such deposit, shall be returned to the corporation forthwith. Any moneys so deposited which shall remain unclaimed by the holders of such Preferred Stock at the end of four years after the redemption date shall be paid by such bank or trust company to the corporation, after which such holders shall be deemed to be unsecured creditors of the corporation for a period of two years (after which all rights of such holders as unsecured creditors or otherwise shall cease) and any interest accrued on moneys so deposited shall belong to the corporation and shall be paid to it from time to time. Preferred stock redeemed pursuant to the provisions of this paragraph (g) shall be canceled and shall thereafter have the status of authorized and unissued shares of Preferred Stock.

(h) The term "date of cumulation" as used with reference to any series of Preferred Stock shall be deemed to mean the date fixed by the Board of Directors as the date of cumulation of such series at the time of the creation thereof or, if no date shall have been so fixed, the date on which shares of such series are first issued. Whenever used with reference to any share of any series of Preferred Stock, the term "full cumulative dividends" shall be deemed to mean (whether or not in any dividend period, or any part thereof, in respect of which such term is used there shall have been net profits or net assets of the corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for such series as provided in paragraph (b) of this Article III for the period of time elapsed from the date of cumulation of such series to the date as of which full cumulative dividends are to be computed (including an amount equal to the dividend at such rate for any fraction of a dividend period included in such period of time); and the term "accrued dividends" shall be deemed to mean full cumulative dividends to the date as of which accrued dividends are to be computed, less the amount of all dividends paid, or deemed paid as hereinafter in this paragraph (h) provided, upon said share. In the event of the issue of additional shares of Preferred Stock of any series after the original issue of shares of Preferred Stock of such series, all dividends paid or accrued on Preferred Stock of such series prior to the date of issue of such additional Preferred Stock shall be deemed to have been paid on the additional Preferred Stock so issued.

(i) Subject to the provisions of these Articles of Incorporation and except as otherwise provided by law, the shares of stock of the corporation, regardless of class, may be issued for such consideration and for such corporation purposes as the Board of Directors may from time to time determine.

(j) Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of shares of Preferred Stock, as such holders, shall not have any right to vote, and are hereby specifically excluded from the right to vote, in the election of directors or for any other purpose. Except when entitled to vote as aforesaid, the holders of Preferred Stock, as such holders, shall not be entitled to notice of any meeting of stockholders.

(k) Subject to the provisions of any applicable law, or of the By‑Laws of the corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law, or by these Articles of Incorporation or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the corporation.

(l) Anything in this Article III to the contrary notwithstanding, dividends upon shares of any class of stock of the corporation shall be payable only out of assets legally available for the payment of such dividends, and the rights of the holders of the Preferred Stock of all series and of the holders of the Common Stock in respect of dividends shall at all times be subject to the power of the Board of Directors, which is hereby expressly vested in said Board, from time to time to set aside such reserves and to make such other provisions, if any, as said Board shall deem to be necessary or advisable, respecting the amount of working capital to be maintained.

Commerce Bancshares, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 15, 2014, except proxies submitted for shares held in the Company's Participating Investment Plan must be received by 11:00 p.m., Central Time, on April 9, 2014.

Vote by Internet

- Go to **www.envisionreports.com/CBSH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

+

1. Nominees: Class of 2017

Nominee	For	Withhold
01 - John R. Capps	☐	☐
02 - W. Thomas Grant, II	☐	☐
03 - James B. Hebenstreit	☐	☐
04 - David W. Kemper	☐	☐

Proposal	For	Against	Abstain
2. Ratify KPMG LLP as the Company's independent registered public accounting firm for 2014.	☐	☐	☐
3. Say on Pay - Advisory approval of the Company's executive compensation.	☐	☐	☐
4. Approve the amendment of the Company's Articles of Incorporation to increase the number of shares of authorized common stock.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1UPX CBSH1 +

01RBBB

187403_Company_Blanks_Proxy_FULL_PACKAGE000004/0000046

To our Shareholders:

Commerce Bancshares, Inc. encourages you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24 hours a day, seven days a week until 11:00 p.m., Central Time, on April 15, 2014. However, if this proxy relates to shares held by you in the Company's Participating Investment Plan ("PIP"), your vote must be received by 11:00 p.m., Central Time, on April 9, 2014, to enable the trustee of the plan to vote your shares in the manner directed by you.

Additionally, you may choose to receive future Annual Meeting materials (annual report, proxy statement and proxy card) online. By choosing to receive these materials online, you help support Commerce Bancshares, Inc. in its efforts to control printing and postage costs.

If you choose the option of electronic delivery and voting online, you will receive an email before all future annual or special meetings of shareholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote. To enroll to receive future proxy materials online, please go to www.computershare.com/investor. Employee PIP (401K) shareholders who have a company email address and online access, will automatically be enrolled to receive the annual report, proxy statement and proxy card over the Internet unless they choose to opt out.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Commerce Bancshares, Inc.

Proxy — Commerce Bancshares, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jonathan M. Kemper and David W. Kemper, or either of them, as agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders to be held on April 16, 2014 at 9:30 a.m., in the Amphitheater on level two of the Ritz-Carlton, St. Louis, 100 Carondelet Plaza, Clayton, Missouri, or any adjournment or postponement thereof, on all matters coming before the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and all other matters incident to the conduct of the meeting.

This proxy, when properly executed, will be voted in the manner you direct on the reverse side. You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

IMPORTANT: PLEASE VOTE BY SIGNING YOUR PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED OR TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING AS DESCRIBED ON THE REVERSE SIDE.

ANY SHAREHOLDER WHO IS RECEIVING MULTIPLE COPIES OF THE ANNUAL REPORT AND ANY OTHER MAILINGS FROM COMMERCE BANCSHARES, INC. IS ENCOURAGED TO CALL COMPUTERSHARE TRUST COMPANY, N.A., OUR TRANSFER AGENT, AT 1-800-317-4445 FOR ASSISTANCE IN CONSOLIDATING COMMON OWNERSHIP POSITIONS. REDUCING MAILINGS WILL IMPROVE THE COMPANY'S OPERATING EFFICIENCY. HEARING IMPAIRED #: TDD: 1-800-952-9245.